Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

dated as of November 2, 2020

by and among

PENN VIRGINIA CORPORATION

and

PV ENERGY HOLDINGS, L.P.

and

JSTX HOLDINGS, LLC

TABLE OF CONTENTS

(cont’d)

Exhibits

Exhibit A:	Form of Investor Agreement
Exhibit B:	Form of Interest Assignment Agreement
Exhibit C:	Form of A&R LP Agreement
Exhibit D:	Form of Certificate of Designation

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of November 2, 2020, among Penn Virginia Corporation, a Virginia corporation (the “Company”), PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”), and JSTX Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, for purposes of completing the transactions contemplated by this Agreement, (a) the Company formed PV Energy Holdings GP, LLC, a Delaware limited liability company (the “General Partner”), and the Company owns one hundred percent (100%) of the outstanding limited liability company membership interests in the General Partner, and (b) the General Partner and the Company formed the Partnership, the Company owns one hundred percent (100%) of the outstanding limited partner interests in the Partnership, and the General Partner owns one hundred percent (100%) of the outstanding general partner interests in the Partnership;

WHEREAS, subject to the terms and conditions of this Agreement, the Company and Purchaser desire to make the contributions specified in this Agreement, in each case in exchange for the consideration specified in this Agreement;

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, (a) the Company proposes to issue to Purchaser, and Purchaser desires to receive from the Company, the Purchased Preferred Stock (as defined below) and (b) the Partnership proposes to issue to Purchaser, and Purchaser desires to receive from the Partnership as consideration for the contributions specified in this Agreement, the Purchased Units (as defined below);

WHEREAS, in connection with the consummation of the contributions specified in this Agreement in exchange for the Purchased Units and the Purchased Preferred Stock, the Company and Purchaser will enter into the Investor Agreement (as defined below) to provide Purchaser and its Affiliates with, among other things, certain rights and obligations with respect to the management of the Company and registration rights with respect to shares of Common Stock issuable upon the exchange or redemption of the Purchased Units and the Purchased Preferred Stock in accordance with the terms set forth in the A&R LP Agreement;

WHEREAS, as an inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, Juniper Capital III, L.P., a Delaware limited partnership (“Purchaser Parent”), has delivered to the Company and the Partnership an unconditional guaranty dated as of the date hereof from Purchaser Parent in favor of the Company and the Partnership with the respect to the obligations and liabilities of Purchaser arising under, or in connection with, this Agreement (the “Guaranty”); and

WHEREAS, contemporaneously with entering into this Agreement, the Second Lien Credit Agreement Amendment has been obtained.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“A&R LP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of the Closing Date, by and among the General Partner, the Company, Purchaser and RCR, substantially in the form of Exhibit C attached hereto.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided, that no portfolio company of Juniper Capital III, L.P. or its Affiliates shall be considered or otherwise deemed an Affiliate of Purchaser other than RCR.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Annual Compensation Opportunity” means, for any particular employee in any year, such employee’s base salary and target bonus for such year.

“Board of Directors” means the board of directors of the Company.

“Board Recommendation” shall have the meaning ascribed to such term in Section 4.2(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” shall have the meaning ascribed to such term in Section 3.1(d)(i).

“Certificate of Designation” means the Certificate of Designation establishing the Series A Preferred Stock, substantially in the form of Exhibit D attached hereto.

“Change in Recommendation” shall have the meaning ascribed to such term in Section 4.2(c).

“Closing” means the closing of the contributions contemplated in Section 2.1.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” shall have the meaning ascribed to such term in Section 3.1(l)(ii).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Units” shall have the meaning ascribed to such term in Section 2.1.

“Company” shall have the meaning ascribed to such term in the preamble.

“Company Alternative Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Purchaser or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or otherwise), of any business or assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated revenues, consolidated net income or consolidated assets of the Company or securities convertible into or exchangeable for or representing 20% or more of the total outstanding voting power of the Company, (iii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the total outstanding voting power of the Company or (iv) combination of the foregoing (in each case, other than the transactions contemplated by this Agreement).

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of section 3(3) of ERISA), whether or not subject to ERISA, and (b) each other employment agreement, bonus, incentive, compensation, deferred compensation, stock option, stock purchase or other equity or equity-based compensation, profit sharing, savings, pension, retirement, supplemental retirement, disability, insurance, vacation, post-retirement or employment health or medical, severance, change in control, retention or termination and other similar fringe, welfare or other employee benefit plan, program, policy or arrangement (whether or not in writing), in each case, (i) which is sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of or relating to any Company Personnel or (ii) with respect to which the Company or any Company Subsidiary has any liability.

“Company Bylaws” shall have the meaning ascribed to such term in Section 3.1(a).

“Company Charter” shall have the meaning ascribed to such term in Section 3.1(a).

“Company Disclosure Letter” shall have the meaning ascribed to such term in Section 3.1.

“Company Independent Petroleum Engineers” shall have the meaning ascribed to such term in Section 3.1(p)(i).

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that (a) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated by this Agreement or (b) materially adversely affects the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding with respect to clause (b) only any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the assets of the Company or Company Subsidiaries are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production, changes in Law or regulation affecting such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in supply, demand, price levels, interest rates, changes in the price of any commodity (including Hydrocarbons) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates), in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (iv) the execution and delivery of this Agreement or the Rocky Creek Contribution Agreement or the public announcement of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries with employees, labor unions, customers, suppliers or partners, other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the Rocky Creek Contribution Agreement or the announcement of the transactions contemplated hereby or thereby, (v) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (vi) any change in applicable Law, the accounting standards promulgated by the Council of Petroleum Accountants Society or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing, (ix) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business, (x) seasonal reductions in revenues and/or earnings of the Company or any of the Company Subsidiaries in the ordinary course of their respective businesses, (xi) any Proceeding brought or threatened by the Company Shareholders (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to (A) this Agreement or violations of securities Laws in connection with the Company Reporting Documents or (B) otherwise arising out of or relating to this Agreement or the Rocky Creek Contribution Agreement and the transactions contemplated hereby or thereby or (xii) any actions taken or omitted to be taken by a party to this Agreement at the written direction of the other party, provided any such directed action or omission is not contemplated or required by the express terms of this Agreement (for the avoidance of doubt any action by, or omission of, a party for which such party sought or requested, and the other party provided, consent shall not be deemed to be “at the written direction of” such party), except in the case of clauses (i), (ii), (vi), and (vii), to the extent such effect has a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” shall have the meaning ascribed to such term in Section 3.1(r)(ii).

“Company Permit” shall have the meaning ascribed to such term in Section 3.1(v).

“Company Personnel” means any current or former director, officer, consultant, independent contractor or employee of the Company or any Company Subsidiary.

“Company Property” shall have the meaning ascribed to such term in Section 3.1(t)(ii).

“Company PSU Award” means each restricted stock unit that is (i) subject in whole or in part to performance-based vesting and (ii) payable in shares of Common Stock or the value of which is determined with reference to the value of Common Stock.

“Company Related Party Transaction” shall have the meaning ascribed to such term in Section 3.1(z).

“Company Reporting Documents” shall have the meaning ascribed to such term in Section 3.1(g)(i).

“Company Reserve Report” shall have the meaning ascribed to such term in Section 3.1(p)(i).

“Company RSU Award” means each restricted stock unit that is (i) subject solely to service-based vesting and (ii) payable in shares of Common Stock or the value of which is determined with reference to the value of Common Stock.

“Company Shareholders” means the holders of shares of Common Stock.

“Company Special Severance Plan” means the Company 2017 Special Severance Plan, as amended and restated effective July 18, 2018, and as subsequently amended and restated on August 17, 2020.

“Company Stock Plans” means, collectively, the Penn Virginia Corporation 2016 Management Incentive Plan and the Penn Virginia Corporation 2019 Management Incentive Plan.

“Company Subsidiaries” shall have the meaning ascribed to such term in Section 3.1(a).

“Company Voting Debt” shall have the meaning ascribed to such term in Section 3.1(d)(ii).

“Confidentiality Agreement” means the confidentiality agreement dated April 13, 2020 between Purchaser Parent and the Company.

“Consent” shall have the meaning ascribed to such term in Section 3.1(f)(ii).

“Contracts” means any contracts, agreements, licenses, sublicenses, subcontracts, commitments, sale or purchase orders, indentures, notes, bonds, loans, mortgages, deeds of trust, instruments, operating agreements, unitization, pooling, and communitization agreements, joint development agreements, exploration agreements, participation agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and similar agreements to those referenced above and all other arrangements or undertakings of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereof; provided, however, the defined term “Contracts” shall not include the Oil and Gas Leases, Rights-of-Way or other instruments of record constituting any party’s chain of title to any Oil and Gas Properties.

“Conversions” shall have the meaning ascribed to such term in Section 4.10.

“Credit Agreement” means that certain Credit Agreement, dated as of September 12, 2016, by and among Penn Virginia Holding Corp., as borrower, the Company, the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as the same may be amended, supplemented or amended and restated from time to time.

“Credit Agreement Amendment” means the written consent to, and/or waivers of default or amendment of, the Credit Agreement in connection with the transactions contemplated by this Agreement, the other Transaction Documents, the Rocky Creek Contribution Agreement and the Transaction Documents (as defined in the Rocky Creek Contribution Agreement) from the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) (for purposes of this definition, “Required Lenders” and “Administrative Agent” shall have the meaning given to such terms in the Credit Agreement).

“Defensible Title” means that title of the Company and the Company Subsidiaries in and to the Oil and Gas Properties from which the Company and the Company Subsidiaries derive any interest in and to the Wells or Future Locations set forth on the Company Reserve Report that, as of the Closing Date, and subject to Permitted Liens:

(a) entitles the Company or one or more of its Subsidiaries, in the aggregate, to receive a Net Revenue Interest in each Well or Future Location set forth in the Company Reserve Report not less than the Net Revenue Interest percentage shown for such Oil and Gas Property in the Company Reserve Report throughout the productive life of each such Oil and Gas Property, except, in each case, (i) any decreases in connection with those operations in which the Company or a Company Subsidiary may elect after the date hereof to be a non-consenting co-owner, and (ii) any decreases resulting from the establishment or amendment, after the date hereof, of pools or units, and (iii) decreases required to allow other owners of Working Interests in such Oil and Gas Properties to make up past underproduction or pipelines to make up past under deliveries;

(b) as to any Well or Future Location, obligates the Company and the Company Subsidiaries, in the aggregate, to bear a Working Interest no greater than the Working Interest percentage shown for such Well or Future Location in the Company Reserve Report without increase throughout the productive life of such Well or Future Location, except (i) increases that are accompanied by at least a proportionate increase in the Company’s and the Company Subsidiaries’ aggregate Net Revenue Interest in the applicable Well or Future Location, and (ii) for increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws that are accompanied by at least a proportionate increase in the Company’s and the Company Subsidiaries’ aggregate Net Revenue Interest in the applicable Well or Future Location; and

(c) is free and clear of Liens, conditions, encroachments, easements, rights of way, restrictions, burdens and/or irregularities.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other Proceedings, demands, investigations, Judgments, directives, Liens or written notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Material at any location or (b) the failure to comply with any Environmental Law.

“Environmental Laws” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, ground water, land surface or subsurface strata), natural resources, (including the protection of endangered or threatened species) or occupational health and workplace safety, including any and all Laws and Permits relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Permits” means any Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated together with the Company or a Company Subsidiary as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expense Reimbursement” shall have the meaning ascribed to such term in Section 5.3(b).

“Filed Company Contract” shall have the meaning ascribed to such term in Section 3.1(r)(i).

“Filed Company Reporting Documents” shall have the meaning ascribed to such term in Section 3.1.

“Fraud” means, with respect to a party, an actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in this Agreement or any closing certificate contemplated hereby, and does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).

“Future Location” means the Oil and Gas Properties encumbering the lands on which any each future well location is listed or identified in the Company Reserve Report, including any proved undeveloped, probable undeveloped, continent or otherwise.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(g)(ii).

“General Partner” shall have the meaning ascribed to such term in the recitals.

“Governmental Entity” means any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local, municipal, tribal or foreign, and any applicable industry self-regulatory organization.

“Guaranty” shall have the meaning ascribed to such term in the recitals.

“Hazardous Materials” means any petroleum or hydrocarbons, petroleum products, petroleum substances, hydraulic fracturing chemicals, natural gas, crude oil, or any components, fractions or derivatives thereof, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde, radon, hazardous or toxic substances and any other pollutant, contaminant, chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, together with all rules and regulations promulgated thereunder.

“HSR Fees” shall have the meaning ascribed to such term in Section 4.3.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquid or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements and imbalances under gathering or transportation agreements.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person; provided, however, that trade payables shall not constitute Indebtedness for the purposes of this Agreement.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (i) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (iii) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Interest Assignment Agreement” means the Interest Assignment Agreement, to be dated as of the Closing Date, by and between the Company and the Partnership, substantially in the form of Exhibit B attached hereto.

“Investor Agreement” means the Investor and Registration Rights Agreement, to be dated as of the Closing Date, by and among the Company and Purchaser, substantially in the form of Exhibit A attached hereto.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” shall have the meaning ascribed to such term in Section 3.1(f).

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the Knowledge that the undertaking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the executive officers of the Company, and (b) with respect to Purchaser, the actual knowledge of Edward Geiser or Tim Gray, in each of (a) and (b) after making due inquiry of the other executives and managers of such Person having primary responsibility for such matter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” shall have the meaning ascribed to such term in Section 3.1(t)(ii).

“Liens” means pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Revenue Interest” means, with respect to each of the Oil and Gas Properties, the Company and Company Subsidiaries’ interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Oil and Gas Property, in each case, after giving effect to all Production Burdens binding on such Oil and Gas Property or otherwise payable out of Hydrocarbon production therefrom.

“Non-Party Affiliates” shall have the meaning ascribed to such term in Section 6.14.

“Oil and Gas Leases” means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” shall have the meaning ascribed to such term in Section 5.1(d).

“Owned Real Property” shall have the meaning ascribed to such term in Section 3.1(t)(i).

“Partnership” shall have the meaning ascribed to such term in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means any governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals.

“Permitted Liens” means: (a) to the extent not applicable to the transactions contemplated by this Agreement or otherwise waived prior to the Closing, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts or Oil and Gas Leases, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents; (b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the applicable party; (c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report so long as such Production Burdens do not reduce the Net Revenue Interest of the Company and any Company Subsidiaries, in the aggregate, in the applicable Oil and Gas Properties below that set forth in the Company Reserve Report; (d) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Lien (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a material adverse effect on the value, use or operation of the property encumbered thereby; (e) such Liens as Purchaser may have expressly waived in writing; (f) all easements, zoning restrictions, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or any Company Subsidiaries that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected; (g) any Lien discharged at or prior to the Closing (including Liens securing any Indebtedness that will be paid off in connection with the Closing); (h) Liens that are imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions and do not materially interfere with the operation, value or use of the property or asset affected; (i) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that (i) would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, (ii) would not reduce the collective Net Revenue Interest share of the Company and any of the Company Subsidiaries in any Oil and Gas Property below the Net Revenue Interest shown in the Company Reserve Report with respect to such Oil and Gas Property, or (iii) increase the collective Working Interest of the Company and the Company Subsidiaries in any Oil and Gas Property above the Working

Interest shown on the Company Reserve Report with respect to such Oil and Gas Property (without at least a proportionate increase in the collective Net Revenue Interest of the Company and the Company Subsidiaries from the Net Revenue Interest shown for the applicable Oil and Gas Property in the Company Reserve Report); (j) Liens arising in the ordinary course of business under the Credit Agreement and the Second Lien Credit Agreement; (k) Liens relating to intercompany borrowings among the Company and its wholly-owned Subsidiaries; (l) all secured obligations related to the Credit Agreement and the Second Lien Credit Agreement, including all hedges and letters of credit allowed to be secured by the collateral securing the Credit Agreement and the Second Lien Credit Agreement; (m) Liens arising under or pursuant to the Organizational Documents of the Company or any of the Company Subsidiaries; and (n) Liens existing on the date of this Agreement securing any Indebtedness reflected on the most recent balance sheet included in the Filed Company Reporting Documents.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Entity or other entity of any kind.

“Pre-Existing Confidentiality Agreement” shall have the meaning ascribed to such term in Section 4.2(e).

“Preferred Stock” shall have the meaning ascribed to such term in Section 3.1(d)(i).

“Proceeding” means any action, charge, arbitration, audit, hearing, investigation, inquiry, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” shall have the meaning ascribed to such term in Section 4.2(a).

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Purchased Preferred Stock” shall have the meaning ascribed to such term in Section 2.1.

“Purchased Units” shall have the meaning ascribed to such term in Section 2.1.

“Purchaser” shall have the meaning ascribed to such term in the preamble.

“Purchaser Material Adverse Effect” means any fact, circumstance, effect, change, event or development that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

“Purchaser Parent” shall have the meaning ascribed to such term in the recitals.

“RCR” means Rocky Creek Resources, LLC, a Delaware limited liability company, and the contributor under the Rocky Creek Contribution Agreement.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, depositing, dumping or disposing into the indoor or outdoor or within any building, structure, facility or fixture.

“Representatives” means, with respect to a specified Person, the officers, directors, managers or other equivalent governing body, employees, agents, advisors, consultants, legal counsel, accountants, financial advisors and other representatives of such Person.

“Requisite Shareholder Approval” means the approval of the Shareholder Proposal by the affirmative vote of the holders of at least a majority of all the votes cast on such proposal at the Shareholder Meeting where a quorum is present.

“Rights-of-Way” shall have the meaning ascribed to such term in Section 3.1(o).

“Rocky Creek Closing” means the closing of the transactions contemplated by the Rocky Creek Contribution Agreement.

“Rocky Creek Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between the Company, the Partnership and RCR.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Second Lien Credit Agreement” means that certain Credit Agreement dated as of September 29, 2017, among Penn Virginia Holding Corp., as borrower, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, as amended, supplemented or amended and restated from time to time.

“Second Lien Credit Agreement Amendment” means the written consent to, and/or waivers of default or amendment of, the Second Lien Credit Agreement in connection with the transactions contemplated by this Agreement, the other Transaction Documents the Rocky Creek Contribution Agreement and the Transaction Documents (as defined in the Rocky Creek Contribution Agreement) from the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) (for purposes of this definition, “Required Lenders” and “Administrative Agent” shall have the meaning given to such terms in the Second Lien Credit Agreement).

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to such term in Section 2.1.

“Shareholder Meeting” shall have the meaning ascribed to such term in Section 4.2(b).

“Shareholder Proposal” means the shareholder proposal to be included in the Proxy Statement relating to (a) the approval of the transactions contemplated by this Agreement and (b) the approval of the transactions contemplated by the Rocky Creek Contribution Agreement, in each case, for purposes of complying with applicable Nasdaq listing rules and whether or not presented as a single proposal.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, and the capital of such Person as computed in accordance with applicable Law as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged after such date, and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity, whether incorporated or unincorporated, of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (a) more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (b) a general partner interest that has the power to direct the policies, management and affairs of such Person or (c) a managing member interest that has the power to direct the policies, management and affairs of such Person.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, production, ad valorem, escheat or unclaimed property, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed directly or through withholding by any Governmental Entity, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, statement, report, schedule, form, claim for refund, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Expenses” shall have the meaning ascribed to such term in Section 5.3(d).

“Termination Fee” shall have the meaning ascribed to such term in Section 5.3(a).

“Transaction Documents” means this Agreement, the Investor Agreement, the Interest Assignment Agreement, the A&R LP Agreement, the Certificate of Designation and all exhibits and schedules hereto and thereto.

“Transaction Litigation” shall have the meaning ascribed to such term in Section 4.8.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“VSCA” means the Virginia Stock Corporation Act.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended, and any other applicable Law governing employment losses.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the Company or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Working Interest” means, with respect to any of the Oil and Gas Properties, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Oil and Gas Property, in each case, without regard to the effect of any Production Burdens binding on such Oil and Gas Property or otherwise payable out of Hydrocarbon production therefrom.

ARTICLE II.

CONTRIBUTION AND CLOSING

2.1 Closing. On the Closing Date, on the terms and subject to the conditions set forth herein, (a) the Company agrees to contribute to the Partnership, as a capital contribution, the equity interests in the resulting entity following the Conversion of Penn Virginia Holding Corp., a Delaware corporation, in exchange for the issuance by the Partnership to the Company of a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Common Stock outstanding at the Closing, and (b) Purchaser agrees to contribute to the Partnership, as a capital contribution, $150,000,000 (the “Purchase Price”) in exchange for the issuance by the Partnership to Purchaser of an aggregate of 17,142,857 Common Units (the “Purchased Units”). In addition, at the Closing, the Company shall issue to Purchaser a number of shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) equal to the quotient obtained by dividing the number of Purchased Units by 100 (the “Purchased Preferred Stock”), and Purchaser shall separately pay to the Company an amount of cash equal to the number of shares of Purchased Preferred Stock multiplied by the par value for such shares. On the third Business Day that is on or following the satisfaction or waiver of the covenants and conditions set forth in Section 2.3 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), the Closing shall occur at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 or such other location as the parties shall mutually agree. The Company, the Partnership and Purchaser agree that the Closing may occur via delivery of facsimiles, emailed pdfs or photocopies and cross receipts.

2.2 Deliveries.

(a) On the Closing Date, the Company and the Partnership shall deliver or cause to be delivered to Purchaser the following:

(i) evidence of the Purchased Units and the Purchased Preferred Stock having been issued in book-entry form to Purchaser;

(ii) the Investor Agreement duly executed by the Company;

(iii) the certificate of the Company contemplated by Section 2.3(b)(iii);

(iv) (A) a certificate of the Company’s Secretary, dated as of the Closing Date, certifying (1) the Company Charter and the Company Bylaws, as then in effect and attached thereto, including, in the case of the Company Bylaws, the amendment contemplated by Section 2.2(a)(ix), (2) the resolutions adopted by the Board of Directors (a) authorizing the transactions contemplated hereby and (b) increasing the size of the Board of Directors from four to nine and filling five of the vacancies caused by such increase with individuals designated by the Permitted Series A Owners (as defined in the Certificate of Designation) and (3) as to the signatures and authority of the Persons signing the Transaction Documents and related documents on behalf of the Company, and (B) a certificate executed by an authorized officer of the General Partner and dated as of the Closing Date, certifying (1) the Partnership’s and the General Partner’s respective Organizational Documents, as then in effect and attached thereto, (2) the resolutions adopted by the General Partner authorizing the transactions contemplated hereby and (3) as to the signatures and authority of the Persons signing the Transaction Documents and related documents on behalf of the Partnership;

(v) a cross-receipt, duly executed by (A) the Partnership, acknowledging receipt from Purchaser of the Purchase Price and (B) the Company, acknowledging receipt from Purchaser of the aggregate par value for the Purchased Preferred Stock;

(vi) the Interest Assignment Agreement duly executed by the Company and the Partnership;

(vii) the A&R LP Agreement duly executed by the Company and the General Partner;

(viii) a copy of the Certificate of Designation file stamped by the State Corporation Commission of the Commonwealth of Virginia evidencing that the same has been accepted for filing and filed with the State Corporation Commission of the Commonwealth of Virginia;

(ix) an amendment to the Company Bylaws deleting Section 3.12(b) thereof in its entirety;

(x) copies of the applicable instruments file stamped by the appropriate Governmental Entities, at least one day prior to the Closing Date, evidencing the Conversions;

(xi) a certificate in compliance with the requirements of Treasury Regulation section 1.1445-2(b)(2) to the effect that the Company is not a “foreign person” within the meaning of Treasury Regulation section 1.1445-2(a)(1); and

(xii) such additional documents as Purchaser may reasonably request them to execute in order to implement or document the Closing or give effect to the transactions contemplated by this Agreement.

(b) On the Closing Date, Purchaser shall deliver or cause to be delivered to the Company or the Partnership, as applicable, the following:

(i) payment of (A) the Purchase Price in cash by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership, and (B) the aggregate par value for the Purchased Preferred Stock in cash by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Company;

(ii) the certificate of Purchaser contemplated by Section 2.3(c)(iii);

(iii) the Investor Agreement duly executed by Purchaser and RCR;

(iv) a valid Internal Revenue Service Form W-9;

(v) a counterpart of the A&R LP Agreement duly executed by Purchaser and RCR;

(vi) a cross-receipt, duly executed by Purchaser, acknowledging Purchaser’s receipt of the Purchased Units and the Purchased Preferred Stock; and

(vii) such additional documents as the Company may reasonably request it to execute in order to implement or document the Closing or give effect to the transactions contemplated by this Agreement.

2.3 Closing Conditions.

(a) Mutual Closing Conditions. The obligations of the Company and the Partnership, on the one hand, and Purchaser, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (on behalf of itself and the Partnership) and Purchaser, at or prior to the Closing of the following conditions:

(i) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii) the Requisite Shareholder Approval shall have been obtained;

(iii) all waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(iv) the Company shall have timely filed all required notices and other documents related to the listing of the Common Stock for which the Purchased Units and Purchased Preferred Stock may be exchanged or redeemed;

(v) (A) the Second Lien Credit Agreement Amendment shall remain in full force and effect and (B) the Company shall have obtained the Credit Agreement Amendment and such Credit Agreement Amendment shall be in such form as is reasonably acceptable to Purchaser and the Company; and

(vi) the Rocky Creek Closing shall have occurred or shall occur contemporaneously with the Closing.

(b) Purchaser Closing Conditions. The obligations of Purchaser to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Purchaser at or prior to the Closing of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Section 3.1 (other than Sections 3.1(c), 3.1(d), 3.1(e), 3.1(i)(i) or 3.1(x)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) the representations and warranties of the Company set forth in Sections 3.1(i)(i) and 3.1(x) shall be true and correct as of the date of this Agreement and as of the Closing Date and (C) the representations and warranties of the Company set forth in Sections 3.1(c), 3.1(d) and 3.1(e) shall be true and correct (without giving effect as to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date);

(ii) the Company shall have performed and complied with, in all material respects, its obligations, covenants and agreements required to be performed by it pursuant to this Agreement at or prior to the Closing;

(iii) the Company shall have delivered to Purchaser a certificate signed on behalf of the Company by an executive officer and dated as of the Closing Date certifying that the conditions set forth in Section 2.3(b)(i) and Section 2.3(b)(ii) have been satisfied; and

(iv) since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(c) Company Closing Conditions. The obligation of the Company and the Partnership to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (on behalf of itself and the Partnership) at or prior to the Closing of the following conditions:

(i) (A) the representations and warranties of Purchaser set forth in Section 3.2 shall be true and correct in all material respects (other than Sections 3.2(b) or 3.2(f) which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date);

(ii) Purchaser shall have performed and complied with, in all material respects, its obligations, covenants and agreements required to be performed by it pursuant to this Agreement at or prior to the Closing; and

(iii) Purchaser shall have delivered to the Company a certificate signed on behalf of Purchaser by an executive officer and dated as of the Closing Date certifying that the conditions set forth in Section 2.3(c)(i) and Section 2.3(c)(ii) have been satisfied.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to Purchaser that the statements contained in this Section 3.1 are true and correct, except (i) as set forth in the Company Reporting Documents publicly available and filed with or furnished to the Commission since July 1, 2019 (the “Filed Company Reporting Documents”) (excluding any disclosures in the Filed Company Reporting Documents under the heading “Risk Factors” and in any section related to forward-looking statements and in any other disclosures that are similarly predictive or forward-looking in nature (other than any historical factual information contained within such headings, statements or disclosure)) or (ii) as set forth in the disclosure letter delivered by the Company to Purchaser prior to the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 3.1, and the disclosure in any section shall be deemed to qualify other sections in this Section 3.1 to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(a) Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries, including the Partnership and the General Partner (collectively, the “Company Subsidiaries”), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), with all requisite entity power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Purchaser, prior to execution of this Agreement, true and correct copies of the articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”), as well as the Organizational Documents of each of the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of such Organizational Documents.

(b) Company Subsidiaries.

(i) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are (other than qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) wholly-owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws and, in each case, except for Permitted Liens. Section 3.1(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries, together with (A) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (B) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes from such entity’s most recently filed relevant Tax Return), directly or indirectly, by the Company in each Company Subsidiary, (C) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes from such entity’s most recently filed relevant Tax Return) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and (D) the U.S. federal income Tax classification of each Company Subsidiary.

(ii) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

(c) Issuance of the Purchased Units and Purchased Preferred Stock. The Purchased Units have been duly authorized and, when such Purchased Units have been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid (to the extent required under the A&R LP Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended) and free and clear of all Liens (other than (i) Liens created by Purchaser or any of its Affiliates and (ii) transfer restrictions under applicable securities Laws and the A&R LP Agreement). The Purchased Preferred Stock has been duly authorized and, when the Purchased Preferred Stock has been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens (other than (i) Liens created by Purchaser or any of its Affiliates and (ii) transfer restrictions under applicable securities Laws, the Investor Agreement and the Certificate of Designation).

(d) Capital Structure.

(i) The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on October 30, 2020, (A) 15,200,435 shares of Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by the Company, (B) zero shares of Preferred Stock were issued and outstanding, and (C) 1,424,600 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (1) 319,280 shares were issuable upon settlement of outstanding Company RSU Awards, and (2) 373,190 shares were issuable upon settlement of outstanding Company PSU Awards (assuming maximum levels of performance are achieved). Except as set forth in this Section 3.1(d)(i), at the close of business on October 30, 2020, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on October 30, 2020, to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of shares of Common Stock upon the settlement of the Company RSU Awards and Company PSU Awards, in each case outstanding at the close of business on October 30, 2020 and disclosed in Section 3.1(d)(i) of the Company Disclosure Letter, and in accordance with their terms in effect at such time.

(ii) All outstanding shares of Capital Stock are, and all shares of Capital Stock that may be issued upon the settlement of Company RSU Awards and Company PSU Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the Company Charter, the Company Bylaws or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound (including the Company Stock Plans). Except as set forth above in this Section 3.1(d), there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (B) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (C) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary. Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (A), (B) or (C) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (collectively, “Company Voting Debt”). Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (other than the Credit Agreement and the Second Lien Credit Agreement). Except for this Agreement and, with respect to the Company Subsidiaries, the Credit Agreement and the Second Lien Credit Agreement, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any Company Subsidiary.

(e) Authority; Execution and Delivery; Enforceability.

(i) Each of the Company and the Partnership has all requisite corporate and limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(ii) The Board of Directors has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (A) approving and adopting this Agreement and the other Transaction Documents to which the Company is a party, (B) determining that entering into this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, are in the best interests of the Company and the Company Shareholders and (C) subject to Section 4.2(c), recommending that the Company Shareholders approve the Shareholder Proposal. The Company, in its capacity as the sole member of the General Partner, has adopted resolutions approving and adopting this Agreement and the other Transaction Documents to which the Partnership is a party. The resolutions referenced in this Section 3.1(e)(ii) have not been amended or withdrawn as of the date of this Agreement.

(iii) Other than receipt of the Requisite Shareholder Approval, no other corporate or limited partnership proceedings on the part of each of the Company or the Partnership are necessary to authorize, adopt or approve this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(iv) Each of the Company and the Partnership has, or at Closing will have, duly executed and delivered this Agreement and the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the other parties thereto, each of this Agreement and such other Transaction Documents constitutes, or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(v) Assuming the accuracy of Purchaser’s representations and warranties in Section 3.2(g), the Company and the Board of Directors have taken all actions required to be taken by them to exempt this Agreement and the transactions contemplated hereby from Article 14 and Article 14.1 of the VSCA, and there are no other anti-takeover statutes or regulations applicable to this Agreement or the transactions contemplated hereby.

(f) No Conflicts; Consents.

(i) The execution and delivery by each of the Company and the Partnership of this Agreement and the other Transaction Documents to which it is or will be a party to does not, and the performance by each of the Company and the Partnership of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby will not, violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, give rise to an obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (A) the Company Charter or the Company Bylaws as currently in effect, (B) any Contract (other than the Credit Agreement and the Second Lien Credit Agreement) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in Section 3.1(f)(ii), any judgment, order or decree of a Governmental Entity (“Judgment”) or Law, in each case applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery, and performance of this Agreement by the Company or the Partnership or the other Transaction Documents to which the Company or the Partnership is party or the consummation by the Company or the Partnership of the transactions contemplated hereby or thereby, other than (A) the filing with the Commission of the Proxy Statement in definitive form, (B) the filing with the Commission of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and under state securities, takeover and “blue sky” laws, in each case as may be required in connection with this Agreement and such other Transaction Documents and the transactions contemplated hereby and thereby, (C) compliance with, and filings and the expiration or early termination of the applicable waiting period under, the HSR Act, (D) such Consents of or from, or registrations, declarations, notices or filings to or with Nasdaq as are required to permit the listing of the Common Stock into which the Purchased Units may be exchanged in accordance with the terms set forth in the A&R LP Agreement, (E) the filing of the Certificate of Designation with the State Corporation Commission of the Commonwealth of Virginia and (F) such other Consents the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Reporting Documents; Undisclosed Liabilities.

(i) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the Commission since January 1, 2019 (such documents, together with any exhibits and schedules thereto and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, excluding the Proxy Statement, being collectively referred to as the “Company Reporting Documents”).

(ii) Each Company Reporting Document (A) at the time filed, complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto at the time of such filing, and (B) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and except as indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission).

(iii) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (A) liabilities reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company Reporting Documents, (B) normal and recurring liabilities that have been incurred by the Company or any Subsidiary since June 30, 2020 in the ordinary course of business, (C) liabilities incurred in connection with the transactions contemplated hereby, and (D) liabilities which would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(iv) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company Reporting Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the Commission, and the statements contained in any such certifications are true and correct as of their respective dates. As of the date hereof, the Company has not received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certificates. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the Commission with respect to any of the Company Reporting Documents. As of the date hereof, to the Knowledge of the Company, none of the Company Reporting Documents is the subject of ongoing Commission review or investigation.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company Shareholders, or as of the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Purchaser or Purchaser Parent specifically for inclusion or incorporation by reference therein.

(i) Absence of Certain Changes or Events.

(i) Since June 30, 2020, there has not occurred any Company Material Adverse Effect or any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) From June 30, 2020 to the date of this Agreement, (A) each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course in all material respects, except for commercially reasonable actions taken outside the ordinary course in response to material changes in commodity prices or the coronavirus disease of 2019 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (B) during such period there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the material Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance, and (C) the Company and its Subsidiaries did not authorize or make capital expenditures that were in any material respect in excess of the capital expenditures that were scheduled to be made during such period, as set forth in Section 3.1(i) of the Company Disclosure Letter (except for capital expenditures, if any, that were necessary to repair damage resulting from insured casualty events where there was a reasonable basis for a claim of insurance).

(j) Taxes.

(i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions of time for filing, all material Tax Returns required to have been filed by it, and such Tax Returns are accurate and complete in all material respects. Each of the Company and each Company Subsidiary has paid all material Taxes that are due and payable by it (other than Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Filed Company Reporting Documents). There is no

outstanding material claim, assessment or deficiency against the Company or any Company Subsidiary for any Tax that has been asserted or threatened in writing by any Governmental Entity (except for any such claim, assessment or deficiency that is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Filed Company Reporting Documents). All material withholding Tax requirements imposed on or with respect to the Company or any of the Company Subsidiaries have been satisfied in full.

(ii) There are no material disputes, examinations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Return of the Company or any Company Subsidiary. No requests for waivers of the time to assess any material Taxes, or to file any material Tax Return, in each case, of the Company or any Company Subsidiary are pending or in force.

(iii) Other than for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Filed Company Reporting Documents, there are no Liens with respect to material Taxes against any of the properties or assets of the Company or any Company Subsidiary. No written or, to the Knowledge of the Company, other claim has been received by the Company or any Company Subsidiary from a Governmental Entity in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is, or may be, subject to material taxation by such jurisdiction. Neither the Company nor any Company Subsidiary is a party to, or is otherwise bound by, any material Tax sharing, allocation or indemnification Contract (other than (A) a Contract exclusively between or among the Company and wholly-owned Company Subsidiaries or (B) any Tax sharing, allocation or indemnification provisions contained in any Contract entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any Company Subsidiary has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under any applicable Law, including Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. Prior to the Conversions, neither the Company nor any Company Subsidiary has any items of income, gain, loss or deduction that are deferred in accordance with Treasury Regulation section 1.1502-13.

(iv) Neither the Company nor any Company Subsidiary has participated in, or been a party to, a transaction that, as of the date of this Agreement, constitutes a “listed transaction,” as defined in Treasury Regulations section 1.6011-4(b)(2).

(v) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) as part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(vi) None of the assets of the Company or any Company Subsidiary is properly treated as held in a partnership (or arrangement properly treated as a partnership) for U.S. federal income tax purposes.

(k) Employee Benefits.

(i) Section 3.1(k)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan.

(ii) With respect to each material Company Benefit Plan, the Company has made available to Purchaser true and complete copies, to the extent applicable, of (A) such Company Benefit Plan (or a summary if no plan document exists), including any amendment thereto, and a summary plan description thereof, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the most recently received IRS determination letter or opinion.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained and administered in compliance with its terms and applicable Law (including ERISA and the Code). Each Company Benefit Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualified status of any such Company Benefit Plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by, on behalf of or against any Company Benefit Plan or any trust related thereto that could result in any liability to the Company or any of the Company Subsidiaries, and no audit or other Proceeding by a Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all contributions or other amounts payable by the Company or the Company Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (B) neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Company Subsidiary to any Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, and (C) neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(v) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance provided thereunder, in each case, in all material respects.

(vi) Since September 12, 2016, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (A) an employee benefit plan subject to section 412 or 430 of the Code or section 302 or Title IV of ERISA, (B) a “multiemployer plan” (as defined in section 3(37) of ERISA), or (C) a “multiple employer plan” as defined in section 210 of ERISA or section 413(c) of the Code. No material liability under section 302 or Title IV of ERISA or section 412, 430 or 4971 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full (other than any liability for premiums to the PBGC arising in the ordinary course of business, all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material liability to the Company or any ERISA Affiliate. No material liability (1) as a result of a failure to comply with the continuation coverage requirements of Part 6 of Title I of ERISA, section 4980(B) of the Code or similar state law, or (2) under corresponding or similar provisions of foreign Laws or regulations has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and no condition exists that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate. The Company has not been required to post any security under ERISA or section 436 of the Code with respect to any Company Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Company Benefit Plan.

(vii) Neither the Company nor any Company Subsidiary has any material liability for providing health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Company Personnel (or any of their beneficiaries) after retirement or other termination of employment or service, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA, section 4980(B)(f) of the Code or any other applicable Law, the full cost of which is borne by such Company Personnel (or any of their beneficiaries).

(viii) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the transactions contemplated hereby (alone or in combination with any other event) will (A) accelerate the time of payment or vesting, or trigger any payment or funding, or increase the compensation or benefits under any Company Benefit Plan or increase the amount of compensation due to any Company Personnel, (B) entitle any Company Personnel to bonus, change in control, severance pay or any other payment, (C) cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (D) limit or restrict the right to amend, terminate, or transfer the assets of any Company Benefit Plan, or (E) result in any amount failing to be deductible under section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under section 4999 of the Code or section 409A of the Code.

(l) Labor and Employment Matters.

(i) The Company has made available to Purchaser a true and complete list identifying all employees of the Company or any Company Subsidiary as of a date within five Business Days prior to the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (A) job title, (B) primary work location, (C) date of hire, (D) base salary or regular hourly wage rate, as applicable, (E) classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act, and (F) whether the employee is subject to any agreement with the Company or any Company Subsidiary that makes the relationship between the employee and the Company or any Company Subsidiary anything other than an “at-will” relationship.

(ii) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council or similar organization (“Collective Bargaining Agreement”) with respect to any current or former employees of or any individuals providing services to the Company or any Company Subsidiary. Additionally, (A) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to any current or former employees of the Company or any Company Subsidiary, (B) to the Knowledge of the Company, there are no activities or Proceedings of any labor union or similar organization to organize any employees of the Company or any Company Subsidiary, and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or similar organization, and (C) no employees of the Company or any Company Subsidiary are represented by any labor union or similar organization with respect to their employment with the Company or any Company Subsidiary. There is no unfair labor practice pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.

(iii) Except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and have for the past three years been, in compliance with all applicable Laws relating to labor, employment and employment practices, including, without limitation, those relating to labor management relations, wages, hours, overtime, non-discrimination, non-retaliation, sexual harassment, civil rights, affirmative action, work authorization, recordkeeping, immigration, safety and health and continuation coverage under group health plans. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no suit, action or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to any former or current employee or non-employee worker of the Company or any Company Subsidiary that involves any alleged violation or breach by the Company or any Company Subsidiary of any applicable Law or Contract. During the past three years, neither the Company nor any Company Subsidiary has been the subject of any material charge, audit or investigation, pertaining to employment or employment practices, brought or conducted by any Governmental Entity.

(iv) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (A) to the Company or any Company Subsidiary or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by the Company or any Company Subsidiary or (2) to the knowledge or use of trade secrets or proprietary information. To the Knowledge of the Company, during the past three years, no allegations of sexual harassment have been made against (A) any officer of the Company or any Company Subsidiary or (B) an employee of the Company or any Company Subsidiary at a level of Vice President or above. During the past three years, neither the Company nor any Company Subsidiary has entered into a settlement agreement in relation to allegations relating to sexual harassment by (A) any officer of the Company or any Company Subsidiary or (B) an employee of the Company or any Company Subsidiary at a level of Vice President or above.

(v) In the one year period immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has implemented any plant closing or layoff of employees governed by the WARN Act.

(m) Litigation. As of the date of this Agreement, there is no suit, action or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, written demand or investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n) Compliance with Applicable Laws. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in, and since July 1, 2018 have been in, compliance with all applicable Laws and the Company Permits. To the Knowledge of the Company, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or any Company Subsidiary is not in compliance with any applicable Law or Company Permit. This Section 3.1(n) does not relate to Tax matters or environmental matters, which are the subjects of Section 3.1(j) and Section 3.1(q), respectively.

(o) Rights-of-Way. Each of the Company and the Company Subsidiaries has such Consents, easements, rights-of-way, Permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner currently conducted, except for such Rights-of-Way the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such violations, revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and the Company Subsidiaries are located within the boundaries of Rights-of-Way or Oil and Gas Properties, and there are no gaps (including any gap arising as a result of any breach by the Company or any of the Company Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way or Oil and Gas Properties other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Oil and Gas Matters.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for property (A) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by DeGolyer and MacNaughton, Inc. (the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2019 (the “Company Reserve Report”), (B) reflected in the Company Reserve Report or in the Filed Company Reporting Documents as having been sold or otherwise disposed of, other than sales or dispositions after the date hereof in accordance with Section 4.1(b), or (C) acquired since the date of the Company Reserve Report, all Oil and Gas Properties of the Company and the Company Subsidiaries are reflected in the Company Reserve Report. Except for properties described in clause (A) or (B) of the preceding sentence, the Company and the Company Subsidiaries have Defensible Title in all material respects to all Oil and Gas Properties reflected in (or forming the basis of the reserves reflected in) the Company Reserve Report.

(ii) Except for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied to the Company Independent Petroleum Engineers by or on behalf of the Company and the Company Subsidiaries that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Company and the Company Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with Commission guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, as of the date of this Agreement there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases of the Company or any Company Subsidiary have been properly and timely paid, (B) all Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of the Company Subsidiaries have been timely and properly paid (in each case, except such Production Burdens (1) as are being currently paid prior to delinquency in the ordinary course of business or (2) the amount or validity of which is being contested in good faith by appropriate proceeding and for which appropriate reserves have been established) and (C) none of the Company or any of the Company Subsidiaries (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of the Company Subsidiaries.

(iv) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and the Company Subsidiaries are being received by them in a timely manner other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Closing Date, neither the Company nor any Company Subsidiary is obligated by virtue of a take or pay payment, advance payment, production payment or other similar payment obligation (other than Production Burdens established in any Oil and Gas Leases) requiring the delivery of Hydrocarbons, or proceeds from the sale thereof, attributable to the Company’s or any Company Subsidiary’s interest in any Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

(v) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and the Company Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or the Company Subsidiaries have been drilled, completed and operated in all material respects within the limits permitted by the applicable contracts entered into by the Company or any of the Company Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in all material respects in compliance with all applicable Law. No Wells located on or attributable to the Oil and Gas Properties of the Company and the Company Subsidiaries are subject to any material penalty on allowables or otherwise produced any material volumes in excess of its applicable allowables.

(vi) None of the material Oil and Gas Properties of the Company or the Company Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the consummation of the transactions contemplated hereby.

(vii) Except as set forth on Section 3.1(p)(vii) of the Company Disclosure Letter and other than Wells that have been plugged and abandoned in all material respects in accordance with all applicable Laws, there are no dry holes, or shut in or otherwise inactive Wells that are located on lands burdened by the Oil and Gas Properties or on lands pooled or unitized therewith that the Company or any Company Subsidiary is currently obligated by applicable Law to plug and abandon.

(viii) Except as reflected in the Company’s consolidated balance sheets (or the notes thereto) included in the Company Reporting Documents, to the Knowledge of the Company, as of the date hereof there are no material Imbalances.

(q) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is in violation of, or has any liability under, any Environmental Law; (B) each of the Company and each Company Subsidiary possesses and is in compliance with all Environmental Permits required for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (C) there are no Environmental

Claims pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary; (D) neither the Company nor any Company Subsidiary is subject to any Judgment pursuant to or in connection with any Environmental Law; (E) there has been no Release of any Hazardous Material at any of the properties that are owned, leased or operated by the Company or any Company Subsidiary, or to the Knowledge of the Company, at any properties formerly owned, leased or operated by the Company or any Company Subsidiary, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary; and (F) neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

(r) Contracts.

(i) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(ii) Except with respect to Contracts solely among the Company and any wholly-owned Company Subsidiary or Company Subsidiaries, or solely among any wholly-owned Company Subsidiaries, Section 3.1(r)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(A) each non-competition Contract or similar Contract containing terms that expressly limit or otherwise restrict the ability of the Company or any Company Subsidiary to compete in any line of business or in any geographic area in a manner that would be reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole; provided that a Contract shall not constitute a non-competition Contract pursuant to this Section 3.1(r)(ii)(A) solely because such Contract is a surface use agreement or similar Contract containing customary setback provisions or solely because such Contract is a confidentiality agreement or similar Contract containing customary confidentiality provisions;

(B) each loan and credit agreement or other Contract pursuant to which any Indebtedness for borrowed money in excess of $2,500,000 of the Company or any Company Subsidiary is outstanding or may be incurred;

(C) each partnership, joint venture or similar agreement to which the Company or any Company Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to the Company and the Company Subsidiaries, taken as a whole, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company or any Company Subsidiary;

(D) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of the Company Subsidiaries to make expenditures that would reasonably be expected to be in excess of $2,500,000 in the aggregate during the 12-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(E) each Contract for any Derivative Transaction;

(F) any Contract that provides for the sale by the Company or any of the Company Subsidiaries of Hydrocarbons or the gathering of the Company’s or the Company Subsidiaries’ Hydrocarbons that (1) has a remaining term of greater than 60 days and does not allow the Company or such Company Subsidiary to terminate it without penalty on 60 days’ notice; provided, however, that this clause (1) shall not include Contracts providing for the storage of Hydrocarbons with payment obligations of less than $300,000, individually, or $1,000,000, in the aggregate, (2) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, or (3) covers or commits volumes in excess of 50 MMcf of gaseous Hydrocarbons per day, or 20,000 barrels of liquid Hydrocarbons per day;

(G) other than in the ordinary course, each Contract to which the Company or any Company Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000;

(H) each Contract that is a transportation or processing agreement to which the Company or any Company Subsidiary is a party involving the transportation or processing of more than 50 MMcf of gaseous Hydrocarbons per day, or 5,000 barrels of liquid Hydrocarbons per day;

(I) each Contract to which the Company or any Company Subsidiary is a party for the purchase or sale of minerals or mineral rights having a value in excess of $2,500,000;

(J) each acquisition or divestiture Contract to which the Company or any Company Subsidiary is a party that contains “earn-out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would be reasonably expected to result in annual payments in excess of $2,500,000;

(K) each Contract with any supplier or vendor under which the Company or any Company Subsidiary is obligated to purchase goods or services (other than transportation or processing services) involving consideration in excess of $2,500,000 (except with respect to the purchase of items of inventory, casing or fuel in the ordinary course of business) or that is not terminable without penalty upon notice of 90 days or less;

(L) each Collective Bargaining Agreement to which the Company or any Company Subsidiary is a party or is subject;

(M) each Contract for the lease of personal property or real property (other than Oil and Gas Properties) involving aggregate payments in excess of $5,000,000 in any calendar year that are not terminable without penalty within 60 days, other than contracts related to drilling rigs;

(N) each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of the following: (1) an executive officer or director of the Company or any Company Subsidiary; (2) a beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Common Stock; or (3) an Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (1) or (2);

(O) each Contract that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or right of first or last offer, negotiation or refusal, in each case other than those contained in (1) any agreement in which such provision is solely for the benefit of the Company or any of the Company Subsidiaries, (2) customary royalty pricing provisions in Oil and Gas Leases or (3) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and the Company Subsidiaries, taken as a whole; and

(P) each Contract relating to a Company Related Party Transaction.

Each Contract of the type described in this Section 3.1(r)(ii) and each Filed Company Contract is referred to herein as a “Company Material Contract.”

(iii) A complete and correct copy of each of the Company Material Contracts existing as of the date of this Agreement has been made available to Purchaser prior to the date hereof. Except for matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (B) each such Company Material Contract is in full force and effect (except for expiration in accordance with the terms thereof) and (C) neither the Company nor any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto. Except as set forth on Section 3.1(r)(iii) of the Company Disclosure Letter, there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Material Contract and neither the Company nor any Company Subsidiary has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Derivative Transactions.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of the Company Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(iii) The Filed Company Reporting Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and the Company Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and the Company Subsidiaries, as of the dates reflected therein. Section 3.1(s)(iii) of the Company Disclosure Letter lists, as of the date of this Agreement, the aggregate net position by month and type of all open Derivative Transactions to which the Company or any of the Company Subsidiaries is a party.

(t) Properties.

(i) Except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and indefeasible fee simple title to each of the material real properties (except for any of the Company’s or any Company Subsidiaries’ Oil and Gas Properties, which are subject to Section 3.1(p) and shall not constitute a Company Property for the purposes of this Agreement) the Company owns (the “Owned Real Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for Permitted Liens.

(ii) Except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold interest in each of the material real properties (except for any of the Company’s or any Company Subsidiaries’ Oil and Gas Properties, which are subject to Section 3.1(p) and shall not constitute a Company Property for the purposes of this Agreement) the Company leases (the “Leased Real Property”, and each parcel of Owned Real Property or Leased Real Property, a “Company Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for Permitted Liens. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice to the effect that there are any condemnation, expropriation or other Proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any material portion of any of the Company Properties. Except for the owners of any Leased Real Property, no Person other than the Company or a Company Subsidiary has any ownership interest in any of the Company Properties.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary has leased, subleased or otherwise granted to any Person the right to use or occupy any Company Property or any portion thereof, (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease any Company Property or any portion thereof or interest therein, (C) there are no boundary disputes relating to any Company Property and no encroachments materially and adversely affecting the use of any Company Property and (D) with respect to each Company Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of the Company and each Company Subsidiary as presently conducted.

(iv) Each of the Company and each Company Subsidiary has complied with the terms of all leases pursuant to which the Company or a Company Subsidiary has a leasehold interest in the Leased Real Property, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(u) Intellectual Property. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Company and each Company Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens), (B) as of the date of this Agreement, no suits, actions or other Proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property, (C) the operation of the business of each of the Company and each Company Subsidiary as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and has not, during the past the past three years, infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (D) as of the date of this Agreement, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Intellectual Property owned by the Company or any Company Subsidiary, (E) the Company and each Company Subsidiary have taken reasonable measures to protect the confidentiality of trade secrets and confidential information used in the businesses of each of the Company and each Company Subsidiary as presently conducted, and (F) each of the Company and each Company Subsidiary protects the operation and security of their software and systems (and the data therein) and there have been no breaches or outages of same. The Intellectual Property used in or necessary for the conduct of the business of each of the Company and each Company Subsidiary will continue to be owned by or licensed to the Company or respective Company Subsidiary, as applicable, on identical terms and conditions immediately following the consummation of the transactions contemplated hereby, as are in effect immediately prior to such consummation, in all material respects.

(v) Permits. Each of the Company and each Company Subsidiary has, and at all times since July 1, 2018 has had, all requisite power and authority and possesses all Permits and has paid all fees and assessments due and payable in connection with such Permits, in each case, as necessary to enable each of the Company and each Company Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(w) Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their business and operations. Section 3.1(w) of the Company Disclosure Letter sets forth a complete and correct list of all insurance policies maintained by the Company and each of its Subsidiaries for the last three years. Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (A) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and (B) all premiums due thereon have been paid. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any material insurance policy of the Company.

(x) Brokers’ Fees and Expenses. Except as set forth on Schedule 3.1(x) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Purchaser by the Company prior to the date of this Agreement.

(y) Regulatory Matters.

(i) Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

(ii) All natural gas pipeline systems and related facilities constituting the Company’s and the Company Subsidiaries’ properties are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(z) Related Party Transactions. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is party to any transaction or arrangement under which any (A) present or former executive officer or director of the Company or any of the Company Subsidiaries, (B) beneficial owner of 5% or more of the Common Stock or (C) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract or transaction with or binding upon the Company or any of the Company Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case that have not been disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (any Contract, transaction or other arrangement of the type described in this sentence, a “Company Related Party Transaction”) in the Company Reporting Documents.

(aa) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any pending, contemplated or threatened insolvency Proceeding of any character. Neither the Company nor any of its Subsidiaries has made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such insolvency Proceedings. The Company and each of its Subsidiaries were, individually and on a consolidated basis, at all times Solvent during the two years prior to the Closing Date.

(bb) Registration and Transfer Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq, and the Company has not taken (and, to the Knowledge of the Company, no Person has taken) any action designed to, or which to the Knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating (or seeking to terminate) such registration or listing.

(cc) Private Placement. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Purchased Units by the Partnership to Purchaser or the Purchased Preferred Stock by the Company to Purchaser, in each case, as contemplated hereby.

(dd) No Integrated Offering. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Purchased Units or the Purchased Preferred Stock to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of the Nasdaq.

(ee) No General Solicitation. Neither the Partnership nor any Person acting on behalf of the Partnership has offered or sold any of the Purchased Units by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act). Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Purchased Preferred Stock by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act).

3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that the statements contained in this Section 3.2 are true and correct.

(a) Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) with all requisite entity power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has made available to the Company, prior to the execution of this Agreement, true and correct copies of its Organizational Documents. Purchaser is not in material violation of any of the provisions of its Organizational Documents.

(b) Authority; Execution and Delivery; Enforceability.

(i) Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party to, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party to and the consummation of the transactions contemplated hereby and thereby have, or at Closing will have, been duly authorized by all necessary limited liability company action by Purchaser.

(iii) No other limited liability company proceedings on the part of Purchaser is necessary to authorize, adopt or approve this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(iv) Purchaser has, or at Closing will have, duly executed and delivered this Agreement and the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the other parties thereto, each of this Agreement and such other Transaction Documents constitutes, or will constitute, a legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts; Consents.

(i) The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party to does not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, give rise to an obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (A) the Organizational Documents of Purchaser as currently in effect, (B) any Contract to which Purchaser is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in Section 3.2(c)(ii), any Judgment or Law, in each case applicable to Purchaser or its properties or assets, other than, in the case of clauses (B) and (C) above, any matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(ii) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity, is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby, other than (A) the filing with the Commission of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and under state securities, takeover and “blue sky” laws, in each case as may be required in connection with this Agreement and such other Transaction Documents and the transactions contemplated hereby and thereby, (B) compliance with, and filings and the expiration or early termination of the applicable waiting period under, the HSR Act, and (C) such other Consents the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Information Supplied. None of the information supplied or to be supplied in writing by Purchaser or Purchaser Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company Shareholders, or as of the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation is made by Purchaser or Purchaser Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

(e) Litigation. As of the date of this Agreement, there is no suit, action or other Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Purchaser, written demand or investigation by any Governmental Entity involving Purchaser or its properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(f) Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than BofA Securities, Inc., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

(g) Purchaser Ownership of Common Stock. Purchaser does not own any capital stock of the Company or any Company Subsidiary. In the past three years, Purchaser has not been the “beneficial owner” (as such term is defined in Article 14 of the VSCA) of more than 10% of any class of the outstanding voting shares of the Company, and Purchaser has never been an “interested shareholder” (as such term is defined in Article 14 of the VSCA) with respect to the Company.

(h) Guaranty. Concurrently with the execution of this Agreement, Purchaser Parent delivered to the Company and the Partnership the duly executed Guaranty. The Guaranty (i) has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitments contained therein have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement and (ii) to the Knowledge of Purchaser, no such withdrawal, rescission, amendment, restatement, modification or waiver is contemplated. As of the date of this Agreement, the Guaranty is in full force and effect and constitutes a legal, valid and binding obligation, enforceable against Purchaser Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. At the Closing, Purchaser will have sufficient funds to pay all of Purchaser’s obligations under this Agreement, including the payment of the Purchase Price and the aggregate par value for the Purchased Preferred Stock. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a breach or default on the part of Purchaser Parent under the Guaranty or, to the Knowledge of Purchaser, otherwise result in any portion of the Purchase Price to be unavailable. As of the date of this Agreement there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Purchase Price.

(i) Own Account. Purchaser understands that each of the Purchased Units and the Purchased Preferred Stock are “restricted securities,” as defined in Section (a)(3) of Rule 144 of the Securities Act, and have not been registered under the Securities Act or any applicable state securities law. Purchaser is acquiring each of the Purchased Units and the Purchased Preferred Stock as principal for its own account and not with a view to or for distributing or reselling such Purchased Units and Purchased Preferred Stock or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Purchased Units and Purchased Preferred Stock in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Purchased Units and Purchased Preferred Stock in violation of the Securities Act or any applicable state securities law. Purchaser is acquiring the Purchased Units and the Purchased Preferred Stock hereunder in the ordinary course of its business.

(j) Purchaser Status. At the time Purchaser was offered the Purchased Units and the Purchased Preferred Stock, it was, as of the date hereof it is and as of the Closing Date it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(k) Experience of Purchaser. Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units and the Purchased Preferred Stock, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Purchased Units and the Purchased Preferred Stock and is able to afford a complete loss of such investment.

(l) General Solicitation. Purchaser is not purchasing the Purchased Units and the Purchased Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Purchased Units and the Purchased Preferred Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Conduct of Business.

(a) Conduct of the Business by Purchaser. From and after the date hereof and prior to the Closing, except as may otherwise be required by applicable Law, Purchaser agrees that it shall not, directly or indirectly, take any action or omit to take any action which is intended to or which would reasonably be expected to (i) materially adversely affect or materially delay the ability of Purchaser to either (A) subject to Section 4.3, obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, or (B) perform its covenants or agreements under this Agreement, (ii) result in new or additional required approvals from any Governmental Entity in connection with the transactions contemplated by this Agreement or (iii) otherwise have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Conduct of the Business by the Company. Except for matters set forth in Section 4.1(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly required by this Agreement or with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve intact its business organization and materially advantageous business relationships; provided that no action by the Company or any Company Subsidiary with respect to matters specifically addressed by the immediately succeeding sentence, including clauses (i) through (xx) thereof, shall be deemed a breach of this sentence unless such action constitutes a breach of the immediately succeeding sentence. In addition, and without limiting the generality of the foregoing, except (x) for matters set forth in Section 4.1(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly required by this Agreement, (y) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), or (z) as required by applicable Law, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions, whether in cash, stock or property or any combination thereof, in respect of, any of its capital stock, voting securities or other equity interests, other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary, (B) other than with respect to a wholly-owned Company Subsidiary, split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 4.1(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of capital stock of the Company or any Company Subsidiary (other than, in the case of a wholly-owned Company Subsidiary, to the Company or another wholly-owned Company Subsidiary), (B) any other voting securities of or other equity interests in the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the Capital Stock, or other equity interest in the Company, or any shares of capital stock of, or other equity interest in, any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity interest in, the Company or any Company Subsidiary or (F) any Company Voting Debt, in each case other than (1) the issuance of shares of the Common Stock upon the settlement of Company RSU Awards and Company PSU Awards, in each case outstanding on the date of this Agreement as reflected in Section 3.1(d)(i) and in accordance with their terms on the date of this Agreement, (2) the issuance, delivery, sale, grant, pledge, encumbrance or subjecting to any Lien of any of the foregoing (A) through (F) of a Company Subsidiary, in favor of or to the Company or a wholly-owned Company Subsidiary and (3) as collateral securing obligations under the Credit Agreement or Second Lien Credit Agreement;

(iii) amend (whether by merger, consolidation or otherwise) the Company Charter or the Company Bylaws;

(iv) except as required pursuant to the terms of any Company Benefit Plan in accordance with its terms as in effect as of the date hereof, (A) grant to any Company Personnel any increase in compensation (including, but not limited to, incentive, severance, change-in-control or retention compensation), except as set forth in Section 4.1(b)(iv) of the Company Disclosure Letter, (B) grant any new equity awards to any Company Personnel, (C) enter into any employment, change in control, termination, severance or retention agreement with any Company Personnel, except as set forth in Section 4.1(b)(iv) of the Company Disclosure Letter, (D) establish, adopt, enter into, materially modify or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement); provided, however, that the Company shall not modify in any respect the Company Special Severance Plan, the Company 2019 Management Incentive Plan, the Company 2016 Management Incentive Plan, or any outstanding Company RSU Award or Company PSU Award, (E) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Company Benefit Plan, (F) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any material Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) forgive any loans to directors, officers, employees or other “service providers” (as defined on Section

409A of the Code) of the Company or any Company Subsidiary, (H) grant any gross-up, make-whole or indemnification with respect to or related to Sections 409A or 4999 of the Code, (I) hire or promote (in each case, other than to replace any employee of the Company or any Company Subsidiary with an Annual Compensation Opportunity less than or equal to $150,000 whose employment terminates on or after the date hereof) any employee of the Company or any Company Subsidiary, (J) terminate the employment (other than for cause) of any officer of the Company or any Company Subsidiary, except as set forth in Section 4.1(b)(iv) of the Company Disclosure Letter, (K) enter into, terminate, amend, extend, or replace any Collective Bargaining Agreement, or (L) recognize or certify any labor union, works council or other similar organization or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) the acquisition or lease (or renewal of a lease) of Oil and Gas Properties for which the consideration is less than $5,000,000 individually or in the aggregate (it being understood that the consideration for any lease (or renewal of a lease) of an Oil and Gas Property will be calculated as the aggregate of all bonus or other up-front payments made to the lessor at execution of such lease or renewal as an inducement thereto), (B) strategic investments as to which the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would not exceed $5,000,000 individually or in the aggregate or (C) asset swaps of substantially equivalent value for which the value of the consideration or properties subject to such transaction is less than $5,000,000 in the aggregate;

(vii) directly or indirectly sell, lease, transfer, swap, farmout, license, encumber with Liens (except for Permitted Liens), discontinue or otherwise dispose of, or agree to sell, lease, transfer, swap, farmout, license, encumber with Liens (except for Permitted Liens), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases, swaps or dispositions for which the consideration is less than $5,000,000 in the aggregate, (B) the sale of Hydrocarbons in the ordinary course of business, or (C) the sale or other disposition of equipment that is surplus, obsolete or replaced made in the ordinary course of business;

(viii) authorize or make capital expenditures that are in the aggregate more than 5% in excess of the aggregate amount of capital expenditures scheduled to be made in the capital expenditure budget set forth in Section 4.1(b)(viii) of the Company Disclosure Letter; provided, however, that the Company or any Company Subsidiary may make such expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance;

(ix) make any loans or advances to any other Person, other than (A) routine expense advances to its employees in the ordinary course of business, (B) loans or advances in the form of trade credit granted to customers in the ordinary course of business, (C) pursuant to customary provisions in joint operating agreements and (D) intercompany loans or advances between the Company or any of its wholly-owned Subsidiaries;

(x) waive, settle, release, assign, or compromise or offer to waive, settle, release, assign or compromise any pending or threatened adverse suit, action, or other Proceeding, whether civil, criminal, administrative or investigative, other than settlements, releases or compromises (or offers therefor) that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (1) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet included in the Filed Company Reporting Documents or (2) that do not exceed $5,000,000 in the aggregate, and (B) with respect to any non-monetary terms and conditions therein, as would not result in any material restriction on the future activity or conduct of the Company or its Subsidiaries or a finding or admission of a violation of Law or criminal wrongdoing by the Company or its Subsidiaries;

(xi) incur, create or assume any Indebtedness, other than (A) guarantees by the Company of Indebtedness of any wholly-owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly-owned Company Subsidiary, or (B) Indebtedness incurred under the Credit Agreement (as existing on the date of this Agreement) in the ordinary course of business;

(xii) cancel, modify or waive any debts or claims held by the Company or any Company Subsidiary having in each case a value in excess of $5,000,000 in the aggregate;

(xiii) except as expressly permitted in this Section 4.1(b) (including as set forth on Section 4.1(b) of the Company Disclosure Letter), (A) waive, release, or assign any material rights or claims under any Company Material Contract (other than any Contract with respect to a Derivative Transaction), (B) materially modify or terminate any Company Material Contract (other than any Contract with respect to a Derivative Transaction), other than intercompany transactions, (C) enter into any Contract (other than Contracts entered into or in connection with any action taken in compliance with or permitted under this Section 4.1(b)) that would be a Company Material Contract (other than a Contract with respect to a Derivative Transaction) if it had been entered into prior to the date of this Agreement, or (D) waive, release, or assign any material rights or claims under, renew, modify or terminate, or enter into any Derivative Transaction or, to the extent not already covered by the foregoing, engage in any unscheduled settlement, winddown, termination or monetization of any Derivative Transaction;

(xiv) fail to use reasonable best efforts to maintain, with financially reputable insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(xv) enter into any new line of business outside of its existing business;

(xvi) adopt a plan of complete or partial liquidation or dissolution;

(xvii) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Section 2.3 not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xviii) in each case, other than in the ordinary course of business, as otherwise contemplated by this Agreement or as may be necessary in order to cause any Company Subsidiary to be treated as a disregarded entity for U.S. federal income tax purposes in connection with Section 4.10, (A) make, change or rescind any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company or any Company Subsidiary controls the decision to make such binding election, but excluding any elections that must be made periodically and is made consistent with past practice), (C) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (D) file any material amended Tax Return, (E) surrender any material right to claim a refund or offset of any Taxes or (F) change the classification of the Company or any Company Subsidiary for U.S. federal income tax purposes;

(xix) enter into, amend, or waive, release, or assign any rights or claims under any Company Related Party Transaction; or

(xx) enter into any Contract, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing provisions (viii) or (xx) (solely as provision (xx) relates to Contracts, commitments or arrangements with respect to the actions described in provision (viii)) of this Section 4.1(b), the Company may take the actions otherwise prohibited by such provisions, and cause any of the Company Subsidiaries to take such actions, to the extent that the Company determines in good faith that such actions are reasonably necessary in response to an emergency that is an imminent threat to the safety or health of any individual, material property or the environment (and, to the extent reasonably practicable, shall consult with Purchaser in advance in connection therewith), whether caused by war, terrorism, weather events, outages, well control events, environmental hazards, other operating risks or otherwise, or any public health events (including any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis).

(c) Requests for Approval. Notwithstanding anything to the contrary in Section 6.4, the Company will deliver requests for approval of any action restricted by Section 4.1(b) to the following individuals who have full authority to grant or deny such requests on behalf of the Purchaser: Edward Geiser and Tim Gray at egeiser@juncap.com and tgray@juncap.com, respectively.

(d) No Control of the Company’s Business. Purchaser acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

4.2 Company Shareholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within 10 Business Days following the date on which the Company has received the information required to be provided by Purchaser and its Affiliates pursuant to this Agreement and the Rocky Creek Contribution Agreement, including Section 6.22 of the Rocky Creek Contribution Agreement, the Company shall prepare and file with the Commission a proxy statement in preliminary form containing the information specified in Schedule 14A of the Exchange Act with respect to (i) the transactions contemplated by this Agreement and (ii) the transactions contemplated by the Rocky Creek Contribution Agreement (the “Proxy Statement”). Purchaser will, and will cause its Affiliates to, as promptly as reasonably practicable after the date of this Agreement, use their respective commercially reasonable efforts to provide the Company with all information concerning Purchaser and its Affiliates required to be included in the Proxy Statement or such other filings required to be filed with the Commission by the Company. The Company shall cause the Proxy Statement and all other documents that it is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement and the Rocky Creek Contribution Agreement to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall as promptly as practicable notify Purchaser and RCR of the receipt of any oral or written comments from the Commission relating to the Proxy Statement and any request by the Commission for any amendment to the Proxy Statement or for additional information. The Company shall cooperate and provide Purchaser and RCR jointly with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the Commission, including the proposed final version of any such document or responses, and give due consideration to all comments reasonably proposed jointly by Purchaser and RCR in respect of such documents and responses prior to filing such with or sending such to the Commission, and the Company will provide Purchaser and RCR with copies of all such filings made and correspondence with the Commission. The Company shall not file the Proxy Statement (including each amendment or supplement thereto) or respond to the Commission prior to receiving the approval of Purchaser and RCR, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will use its commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement. The Company shall advise Purchaser and RCR, promptly after receipt of notice thereof, of the clearance of the Proxy Statement by the Commission. The Company will cause the Proxy Statement to be transmitted to the Company Shareholders as promptly as practicable following the date on which the Commission confirms it has no further comments on the Proxy Statement.

(b) The Company will take, in accordance with applicable Law, Nasdaq listing rules and the Company Charter and Company Bylaws, all action necessary to call, hold and convene a special meeting of the Company Shareholders (including any permitted adjournment or postponement, the “Shareholder Meeting”) to consider and vote upon the Shareholder Proposal as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the Commission. The Company shall solicit the Requisite Shareholder Approval (which shall include hiring a proxy solicitor), except to the extent the Board of Directors has made a Change in Recommendation in accordance with Section 4.2(c). Once the Shareholder Meeting has been called and noticed, the Company will not postpone or adjourn the Shareholder Meeting without the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Shareholders prior to the Shareholder Meeting or (3) an adjournment or postponement to solicit additional proxies from Company Shareholders, as long as, in the case of clauses (1) or (3) of this sentence, the Shareholder Meeting is not adjourned or postponed more than an aggregate of 15 calendar days; provided, however, that the Company shall consult with Purchaser and RCR prior to any such adjournment or postponement of the Shareholder Meeting. In the event that, during the three Business Days prior to the date that the Shareholder Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change in Recommendation, Purchaser and RCR may jointly direct the Company to postpone the Shareholder Meeting for up to four Business Days and the Company shall promptly, and in any event no later than the next Business Day, postpone the Shareholder Meeting in accordance with Purchaser’s and RCR’s joint direction.

(c) The Board of Directors shall recommend in the Proxy Statement that the Company Shareholders approve the Shareholder Proposal (the “Board Recommendation”). Notwithstanding the immediately preceding sentence, at any time prior to obtaining the Requisite Shareholder Approval at the Shareholder Meeting, the Board of Directors may (i) fail to include the Board Recommendation in the Proxy Statement, (ii) withdraw, modify or qualify in any manner the Board Recommendation or, (iii) (A) if a Company Alternative

Proposal shall have been publicly announced or publicly known (including through media reports), fail to publicly reaffirm the Board Recommendation within five Business Days after Purchaser so requests in writing or (B) in the case of a Company Alternative Proposal that is structured as a tender offer or exchange offer for outstanding Common Stock, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company Shareholders on or prior to ten Business Days after commencement of such tender offer or exchange offer (any such action or failure to act in foregoing (i), (ii) or (iii) a “Change in Recommendation”) only if the Board of Directors determines in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided that prior to making any Change in Recommendation, the Company shall provide Purchaser and RCR with written notice of such proposed Change in Recommendation and the basis therefor at least three Business Days in advance of such proposed Change in Recommendation.

(d) If at any time prior to the Closing Date, any event, circumstance or information relating to (x) the Company or (y) Purchaser, RCR or either of their respective Affiliates should be discovered by the Company, Purchaser or RCR, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by the Company with the Commission, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission by the Company and, to the extent required by Law, disseminated to the Company Shareholders; provided, that no information received by any party pursuant to this Section 4.2(d) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder or under the Rocky Creek Contribution Agreement by any party, and no such information shall be deemed to change, supplement or amend this Agreement (including the Company Disclosure Letter or any other schedules hereto) or the Rocky Creek Contribution Agreement (including any schedules thereto).

(e) The Company shall promptly, and in any event within one Business Day after receipt of any Company Alternative Proposal, advise Purchaser (orally and in writing) of such Company Alternative Proposal (including providing the identity of the Person making or submitting such Company Alternative Proposal and any and all terms and conditions of such Company Alternative Proposal that would reasonably be relevant to an evaluation thereof (including price, consideration mix and financing requirements of such Company Alternative Proposal) except to the extent disclosure of such information would breach a confidentiality obligation in effect prior to the execution of this Agreement (a “Pre-Existing Confidentiality Agreement”), in which event the Company shall confirm in writing to Purchaser and RCR that exclusion of information is required for the Company to comply with such Pre-Existing Confidentiality Agreement), and (y) if it is in writing, a copy of such Company Alternative Proposal and any related draft agreements (which may be redacted, if necessary, to remove the identity of the Person making the proposal in order to comply with a Pre-Existing Confidentiality Agreement, in which event the Company shall confirm in writing to Purchaser and RCR that exclusion of information is required for the Company to comply with such Pre-Existing Confidentiality Agreement) and (z) if oral, a reasonably detailed summary thereof, including all relevant financial and other terms thereof, in each case including any modifications thereto.

4.3 Filings; Other Actions. Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to consummate and make effective, as soon as reasonably possible, the transactions contemplated by this Agreement on the terms specified in this Agreement and the Exhibits hereto, including negotiating in good faith such additional and/or different terms, to the extent required by Law and/or the rules of Nasdaq, so that Purchaser receives the rights specified in the Certificate of Designation attached hereto as Exhibit D. Without limiting the foregoing sentence, following the execution of this Agreement, the Company, on the one hand, and Purchaser, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. The parties agree to make any necessary filings under the HSR Act no later than ten Business Days after the execution of this Agreement, and the payment of any filing fees under the HSR Act (the “HSR Fees”) shall be borne by Purchaser. Such filings shall specifically request early termination of the waiting period under the HSR Act. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4.3. Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything else in this Agreement, Purchaser shall use commercially reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust Law applicable to the Company or the transactions contemplated by this Agreement that may be asserted by any Governmental Entity with respect to the transactions so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date); provided, however, that Purchaser shall not be required to take any action which may have an adverse material effect on the value or economics (other than the costs and time associated with the exercise of reasonable efforts required by this Section 4.3, including responding to requests for additional information by Governmental Entities) of the transaction for Purchaser, and shall not be required to take any such action unless such action is expressly conditioned upon and is only effective after Closing.

4.4 Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the Business Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. Except with respect to any Change in

Recommendation, the Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Purchaser, or without the prior consent of Purchaser, with respect to any press release of the Company, which consent shall not be unreasonably conditioned, withheld or delayed, except if such disclosure is required by Law; provided, however that no party shall be required to seek the consent of any other party to this Agreement to disclose information with respect to the transactions contemplated hereby that has previously been publicly disclosed in accordance with this Agreement.

4.5 Use of Proceeds. The Partnership shall use the net proceeds from the sale of the Purchased Units hereunder for general partnership purposes, including to repay a portion of the borrowings outstanding under (a) the Credit Agreement and (b) the Second Lien Credit Agreement as provided in the Second Lien Credit Agreement Amendment.

4.6 Listing of Common Stock. The Company shall timely file all required notices and other documents related to the listing of the Common Stock for which the Purchased Units and Purchased Preferred Stock may be exchanged.

4.7 Certain Transactions; Access to Information and Confidentiality(a) .

(a) Purchaser covenants that neither it, nor any Affiliate (including RCR and its equityholders) acting on its behalf or pursuant to any understanding with it, will execute any purchases or sales, including short sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4. Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.4, Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.

(b) Subject to applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Purchaser, Purchaser Parent and their respective Affiliates and Representatives reasonable access during normal business hours throughout the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to Section 5.1, to its properties (to the extent and only to the extent the Company or the Company Subsidiaries has the right to permit access to such properties), books, Contracts, commitments, personnel and records as Purchaser may reasonably request in connection with the activities related to the completion of the transactions contemplated by this Agreement, including determining whether the conditions in Section 2.3(b)(i), Section 2.3(b)(ii) and Section 2.3(b)(iv) will be satisfied at Closing; provided, however, that the Company may withhold (v) any personnel records of the Company or the Company Subsidiaries, including those relating to individual performance or evaluation records, medical histories or other information the disclosure of which would violate applicable Law or that in the Company’s good faith opinion could subject the Company or the Company Subsidiaries to the risk of liability, (w) any valuations of assets and any pricing assumptions, forward pricing estimates, price decks or pricing studies related thereto, (x) any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall, or shall cause the applicable Company Subsidiary to, use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) any document or information subject to any attorney-client privilege or attorney work product doctrine (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or attorney work product determination) or (z) any document or information if, in the judgment of the Company, the sharing of such document or information violates applicable Law; and provided, further, that Purchaser shall have no right to undertake any sampling, monitoring or testing, including sampling of any environmental media, at any of the properties of the Company or the Company Subsidiaries without the express written approval of the Company, such approval being in the sole discretion of the Company. From and after the date of this Agreement until the earlier of the Closing and termination of this Agreement pursuant to Section 5.1, the Company shall continue to provide access to Purchaser, Purchaser Parent and their respective Affiliates and Representatives to the electronic data room relating to the transactions contemplated hereby maintained by or on behalf of it to which Purchaser, Purchaser Parent and their respective Affiliates and Representatives were provided access prior to the date of this Agreement.

(c) Each of Purchaser and the Company acknowledges that all information provided to it and any of its Affiliates and its or their Representatives by the Company or Purchaser and their respective Representatives, as the case may be, in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are hereby expressly incorporated herein by reference as if such provisions were set forth herein; provided, that prior to the termination of this Agreement, nothing contained in the Confidentiality Agreement shall restrict (i) Purchaser from taking actions contemplated by this Agreement to consummate the transactions contemplated hereby, (ii) Purchaser from complying with its obligations under this Agreement or (iii) the ability of Purchaser to propose adjustments or revisions to the terms of this Agreement to the Board of Directors; and provided further, that the Confidentiality Agreement shall be deemed terminated at the Closing if the Closing occurs.

4.8 Transaction Litigation. In the event any proceeding by any Governmental Entity or other Person is commenced or, to the Knowledge of the Company or to the Knowledge of Purchaser, as applicable, threatened that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages or injunctive relief in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Purchaser, as applicable, shall promptly (and in any event, within one Business Day) notify the other party orally and in writing of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. The Company or Purchaser, as applicable, shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation at the other party’s sole cost and expense and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company or Purchaser, as applicable, shall not cease to defend any such Transaction Litigation without the prior written consent of the other party, which consent shall not be unreasonable withheld, conditioned or delayed; provided, further, that the Company or Purchaser, as applicable, shall not consent to the entry of any judgment, offer or agree to settle, or take any other material action with respect to such Transaction Litigation without the prior written consent of the other party, which consent shall not be unreasonable withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 4.3, each of Purchaser and the Company shall cooperate, shall cause its Subsidiaries to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against any Transaction Litigation.

4.9 Credit Agreement Amendment and Second Lien Credit Agreement Amendment.

(a) The Company shall use its reasonable best efforts to negotiate and enter into the Credit Agreement Amendment as promptly as practicable. The Company shall keep Purchaser informed on a current basis and in reasonable detail of the status of its efforts to enter into the Credit Agreement Amendment and provide to Purchaser copies of drafts of the Credit Agreement Amendment. The Company shall afford Purchaser and its counsel the opportunity to be present at, and to participate in, all conferences with the lenders or administrative agent under the Credit Agreement in connection with entry into the Credit Agreement Amendment.

(b) Prior to the Closing, the Company shall not amend, rescind, supplement, supersede or otherwise modify the Second Lien Credit Agreement Amendment in effect on the date hereof.

4.10 Corporate Conversions. Prior to the Closing, the Company shall cause all of its corporate Subsidiaries to become limited liability companies that will be disregarded for U.S. federal income tax purposes (the “Conversions”). The Company shall use reasonable efforts to have each Conversion effected in a manner that qualifies under Code Section 332. The Company shall adopt (and cause each converting Subsidiary to adopt) a plan of liquidation for purposes of Code Section 332, and shall comply with the record-keeping requirements of Treasury Regulation section 1.332-6.

4.11 Company Benefit Plans. Purchaser and the Company hereby agree that, notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, the consummation of the transactions contemplated by this Agreement shall constitute a “Qualified Liquidity Event” and a “Change in Control” for purpose of the Company Stock Plans and the Company Special Severance Plan, pursuant to the terms of such plans as in effect on the date hereof.

4.12 Tax Treatment. Purchaser and the Company intend that, for U.S. federal income tax purposes, the contributions of Purchaser and the Company contemplated by Section 2.1 shall be treated as transfers governed by Code Section 721.

ARTICLE V.

TERMINATION

5.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and Purchaser;

(b) by written notice from either the Company or Purchaser if any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and non-appealable;

(c) by written notice from either the Company or Purchaser if the Rocky Creek Contribution Agreement is terminated for any reason;

(d) by written notice from either the Company or Purchaser if the Closing does not occur by 11:59 p.m. on May 2, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e) by written notice from either the Company or Purchaser if the Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Shareholder Approval shall not have been obtained;

(f) by written notice from the Company if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Purchaser in this Agreement such that the conditions in Section 2.3(c)(i) or Section 2.3(c)(ii) would not be satisfied and which have not been cured by Purchaser within 30 days after receipt by Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured;

(g) by written notice from Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 2.3(b)(i) or Section 2.3(b)(ii) would not be satisfied and which have not been cured by the Company within 30 days after receipt by the Company of written notice from Purchaser requesting such inaccuracies or breaches to be cured;

(h) by written notice from Purchaser if a Change in Recommendation shall have occurred (whether or not such Change in Recommendation is permitted by this Agreement); or

(i) by written notice from the Company if a Change in Recommendation shall have occurred and the Board of Directors desires to enter into the Company Alternative Proposal that is the subject of such Change in Recommendation.

5.2 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 5.1:

(a) except as set forth in Section 5.2(b) and Section 5.3, this Agreement shall become null and void and have no further force or effect with no liability or obligation hereunder on the part of any party or its Affiliates, officers, directors, managers, members, employees, agents or equityholders, except the parties shall not be released from any liability arising from or in connection with any Fraud or any Knowing and Intentional Breach of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement and the non-breaching party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses; and

(b) regardless of any purported termination of this Agreement, this Section 5.2, Section 5.3 and the provisions of Article VI shall remain operative and in full force and effect as between the Company and Purchaser.

5.3 Termination Fee; Expense Reimbursement.

(a) Without limiting any other rights or obligations set forth in this Agreement, the Company shall pay, or cause to be paid, to Purchaser an amount equal to $7,500,000 (such amount, the “Termination Fee”) in the event:

(i) this Agreement is terminated pursuant to Section 5.1(h),

(ii) this Agreement is terminated pursuant to Section 5.1(i),

(iii) (A) this Agreement is terminated pursuant to Section 5.1(c), and (B) pursuant to the Rocky Creek Contribution Agreement, the Termination Fee (as defined in the Rocky Creek Contribution Agreement) is payable to RCR; or

(iv) (A) after the date hereof and prior to the Outside Date, a Company Alternative Proposal is publicly made to the Company or is made directly to the Company Shareholders or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal, and such Company Alternative Proposal or intended Company Alternative Proposal has not been publicly withdrawn without qualification at least five Business Days prior to (1) the Outside Date or, (2) if this Agreement is terminated pursuant to Section 5.1(e), the date of such termination, (B) Purchaser or the Company, as applicable, terminates this Agreement pursuant to (1) Section 5.1(d) and the condition in Section 2.3(a)(ii) has not been satisfied prior to such termination or (2) Section 5.1(g), and (C) within 12 months of such termination, the Company enters into a definitive agreement (other than a confidentiality agreement) with respect to a Company Alternative Proposal (or the Company publicly approves or recommends to the Company Shareholders or otherwise does not oppose, in the case of a tender or exchange offer, a Company Alternative Proposal), in any case which is ultimately consummated regardless of whether outside such 12-month period, or consummates a Company Alternative Proposal; provided that the amount of the Termination Fee payable pursuant to this Section 5.3(a)(iv) shall be reduced by the amount of any Expense Reimbursement previously paid to Purchaser pursuant to Section 5.3(b).

(b) Without limiting any other rights or obligations set forth in this Agreement, in the event this Agreement is terminated pursuant to (i) Section 5.1(e) and a Change in Recommendation has not occurred or (ii) Section 5.1(c), and, pursuant to the Rocky Creek Contribution Agreement, the Expense Reimbursement (as defined in the Rocky Creek Contribution Agreement) is payable to RCR, the Company shall pay, or cause to be paid, to Purchaser an amount equal to Purchaser’s and its Affiliates’ reasonable and documented, third-party costs and expenses, including reasonable legal fees and expenses and other professional fees and expenses, incurred since March 1, 2020 in connection with Purchaser’s or its Affiliates’ pursuit of an acquisition of all or any portion of the Company (the “Expense Reimbursement”); provided, however, that the Expense Reimbursement, together with the Expense Reimbursement (as defined in the Rocky Creek Contribution Agreement) payable under the Rocky Creek Contribution Agreement, shall not exceed (A) $2,826,000 in the aggregate, plus (B) any and all fees and expenses (including documented attorney’s fees and expenses) reasonably incurred by Purchaser or its Affiliates in an action to enforce the payment of the Expense Reimbursement together with the Expense Reimbursement (as defined in the Rocky Creek Contribution Agreement) and its and their rights under and in accordance with this Agreement and the Rocky Creek Contribution Agreement; provided, however, that such fees and expenses under this clause (B) shall not exceed $1,000,000.

(c) Any payment contemplated by this Section 5.3 shall be made by wire transfer of immediately available funds to such accounts as directed by Purchaser and (i) in the case of Section 5.3(a)(i), Section 5.3(a)(ii), Section 5.3(a)(iii) or Section 5.3(b), shall be made within two Business Days following the termination of this Agreement, and (ii) in the case of Section 5.3(a)(iv), shall be made within two Business Days following consummation of such Company Alternative Proposal.

(d) The Company acknowledges and agrees that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.3, and, in order to obtain such payment, Purchaser commences a Proceeding that results in a judgment in its favor for such payment, the Company shall pay to Purchaser its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made (such costs, expenses and interest, the “Termination Expenses”). In no event shall the Company be obligated to pay more than one Termination Fee under this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes due and payable and it (and any Termination Expenses, if applicable) is actually paid to Purchaser in accordance with this Section 5.3, payment of such Termination Fee (and any Termination Expenses, if applicable) shall be the sole and exclusive remedy of Purchaser and its Affiliates against the Company and the Company

Subsidiaries and any of their respective former, current, or future equityholders, Representatives or Affiliates, for any loss or damage suffered based upon, arising out of or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated by this Agreement, the failure of the Closing to be consummated and any breach of any covenant or agreement or otherwise in respect of this Agreement, except in the case of Fraud or any Knowing and Intentional Breach of this Agreement. Solely for purposes of establishing the basis for the amount thereof and, without in any way increasing the amount of the Termination Fee, expanding the circumstances in which the Termination Fee is to be paid or restricting or modifying the other rights of Purchaser hereunder, in the event of the valid termination of this Agreement under circumstances in which the Termination Fee (and any Termination Expenses, if applicable) is due and payable pursuant to this Section 5.3 and is actually paid, it is agreed that the Termination Fee (and any Termination Expenses, if applicable) shall be liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided that no payment of a Termination Fee (and any Termination Expenses, if applicable) shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Fraud or any Knowing and Intentional Breach of this Agreement.

(e) While Purchaser may pursue both a grant of specific performance or other equitable remedy under Section 6.13 and, following termination of this Agreement, the payment of the Termination Fee (and any Termination Expenses, if applicable), under no circumstances shall Purchaser be permitted or entitled to receive both a grant of specific performance or other equitable relief and any money damages (including the Termination Fee and, if applicable, the Termination Expenses) in connection with this Agreement or any termination of this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1 Fees and Expenses. Except as otherwise specifically provided in this Agreement, including Section 5.3(b), each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, whether or not the transactions contemplated hereby are consummated; provided, however, that if the Closing occurs, then (a) the Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company) levied in connection with the delivery of any Purchased Units or Purchased Preferred Stock to Purchaser and (b) the Company shall pay, or cause to be paid, to Purchaser an amount equal to the HSR Fee plus Purchaser’s and its Affiliates’ reasonable and documented, third-party costs and expenses, including reasonable legal fees and expenses and other professional fees and expenses, incurred since March 1, 2020 in connection with Purchaser’s or its Affiliate’s pursuit of an acquisition of all or any portion of the Company.

6.2 Survival; Limitation on Liability. The representations and warranties of the parties contained in this Agreement and any certificate delivered hereunder shall terminate as of Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The Company shall not be liable hereunder to Purchaser or any other Person for any punitive, exemplary, treble, special, indirect, incidental or consequential damages (including any loss of earnings or profits).

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Confidentiality Agreement and the Guaranty contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received by the party to be notified when sent by email or (c) when delivered by an courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To the Company or the Partnership:

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Attention:   Russell T. Kelley, Jr.

                   Katie Ryan

Email:         rusty.kelley@pennvirginia.com

                     katie.ryan@pennvirginia.com

with copies to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:   Sean T. Wheeler, P.C.

   Debbie P. Yee, P.C.

   Melissa Kalka

Email:        sean.wheeler@kirkland.com

                  debbie.yee@kirkland.com

                  melissa.kalka@kirkland.com

To Purchaser:

c/o Juniper Capital Advisors, L.P.

Wortham Tower

2727 Allen Parkway, Suite 1850

Houston, Texas 77019 Attention: Tim Gray

Email: tgray@juncap.com

with copies to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:   William S. Anderson

                    Jason M. Jean

Email: will.anderson@bracewell.com

            jason.jean@bracewell.com

or to such other address or electronic mail address as any party shall specify by written notice so given.

6.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder (other than by merger) without the prior written consent of Purchaser. Purchaser may not assign this Agreement or any rights or obligations hereunder to any Person without the prior written consent of the Company, except that Purchaser may assign any or all of its rights hereunder to an Affiliate of such Purchaser; provided that (a) such Affiliate agrees with the Company in writing to be bound by the provisions of the Transaction Documents that apply to “Purchaser” and (b) no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder without the prior written consent of the Company.

6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 6.14.

6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10 Waiver of Jury Trial; Waiver of Immunity.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement; provided, however, that this provision does not, and shall not be deemed to, modify the exclusive jurisdiction provisions in Section 6.9.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13 Remedies.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law and the non-breaching party would be irreparably harmed. Subject to Section 6.14, and prior to the earlier of any valid termination of the Agreement pursuant to Article V or the Closing, the parties acknowledge and agree that (i) the parties shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the courts described in Section 6.9, in addition to any other remedy to which such Person may be entitled, at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 6.13, none of the parties would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law.

(b) Notwithstanding anything in this Agreement to the contrary, following the Closing and except as provided in Section 6.1, (i) in no event shall the Company be liable for any indemnification or other payment to Purchaser under or in connection with this Agreement and (ii) in no event shall Purchaser have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, this Agreement or from any Non-Party Affiliates.

6.14 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, the other Transaction Documents and the Guaranty, covenants, agrees and acknowledges that no Persons other than the parties and Purchaser Parent pursuant to the Guaranty shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, investment manager, investment advisor, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, investment manager, investment advisor, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing (such Persons, collectively, “Non-Party Affiliates”), but in each case not including the parties or Purchaser Parent pursuant to the Guaranty, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. The Non-Party Affiliates are express third party beneficiaries of the terms of this Section 6.14.

6.15 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.16 Construction and Interpretation.

(a) The term “or” when used in the Agreement is not exclusive, unless the context requires otherwise. The parties agree that each of them and/or their respective counsel have reviewed and participated in the drafting of the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including”

are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Except as otherwise specified herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

6.17 Investigation by Purchaser; No Other Representations or Warranties.

(a) Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Section 3.1 and the Company Disclosure Letter, and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Section 3.1, none of the Company or the Company Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives, and that Purchaser is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Section 3.1. Without limiting the generality of the foregoing, Purchaser acknowledges that none of the Company or the Company Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Purchaser with respect to (A) the Company or the Company Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or the Company Subsidiaries or (B) any material, documents or information relating to the Company or the Company Subsidiaries furnished or provided to Purchaser or its Representatives or made available to Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby, except as expressly and specifically covered by a representation or warranty set forth in Section 3.1.

(b) Purchaser has received from the Company and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Company and the Company Subsidiaries and certain business plan information of the Company and the Company Subsidiaries. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Purchaser and its Representatives shall have no claim against any Person with respect thereto. Accordingly, Purchaser acknowledges that, without limiting the generality of this Section 6.17, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) Except for the representations and warranties of the Company contained in Section 3.1, the Company Disclosure Letter or any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated hereby.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PENN VIRGINIA CORPORATION

By:	/s/ Darrin J. Henke
Name: Darrin J. Henke
Title: President and Chief Executive Officer

PV ENERGY HOLDINGS, L.P.

By: PV Energy Holdings GP, LLC, its general partner

By:	/s/ Darrin J. Henke
Name: Darrin J. Henke
Title: President and Chief Executive Officer

JSTX HOLDINGS, LLC

By:	/s/ Edward Geiser
Name: Edward Geiser
Title: Authorized Signatory

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Exhibit A

Form of Investor Agreement

[See Attached.]

EXHIBIT A

Exhibit A

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

This Investor and Registration Rights Agreement (including all exhibits hereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of [●], by and among Penn Virginia Corporation, a Virginia corporation (the “Company”), and each of the Holders party hereto.

WHEREAS, this Agreement is entered into in connection with (1) (x) the issuance and sale by the Company of a number of shares of its preferred stock, par value $0.01 per share, designated as Series A Preferred Stock (the “Preferred Stock”), and (y) the issuance of a number of Common Units of PV Energy Holdings, L.P., a Delaware limited partnership and a subsidiary of the Company (the “Partnership”) to JSTX Holdings, LLC, a Delaware limited liability company (“JSTX”), in exchange for a capital contribution to the Partnership equal to $150,000,000, pursuant to that certain Contribution Agreement, dated as of November 2, 2020, by and among the Company, the Partnership and JSTX (the “Contribution Agreement”) and (2) (x) the issuance and sale by the Company of a number of shares of Preferred Stock and (y) the issuance of a number of Common Units of the Partnership, to Rocky Creek Resources LLC, a Delaware limited liability company (“Rocky Creek”), in exchange for the contribution of certain assets, pursuant to that certain Contribution Agreement, dated as of November 2, 2020, by and among Rocky Creek, the Partnership and the Company (the “Asset Contribution Agreement”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Investor and each of the Holders; and

WHEREAS, as a condition to the obligations of JSTX, Rocky Creek and the Company under each of the Contribution Agreement and the Asset Contribution Agreement, as applicable, the parties hereto hereby agree to execute and deliver this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or a authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no member of the Investor Group shall be an Affiliate of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries shall be an Affiliate of any member of the Investor Group.

“Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of the Company, dated as of September 9, 2016, as such articles of incorporation may be amended, supplemented or amended and restated from time to time in accordance with the terms thereof.

“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule. For the avoidance of doubt, a Holder will be deemed to beneficially own such shares of Common Stock for which the Company or the Partnership, as applicable, may redeem or exchange for such Holder’s Common Units and shares of Preferred Stock.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required by law to be closed.

“Certificate of Designation” means the certificate of designation establishing the Preferred Stock.

“Chief Executive Officer” means the executive holding the position of Chief Executive Officer of the Company.

“Closing Date” means the date of consummation of the transactions contemplated by the Contribution Agreement and the Asset Contribution Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Counsel to the Holders” means with respect to any Underwritten Offering or Piggyback Offering, the counsel selected by the Required Holders.

“Effective Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.

“Effectiveness Period” means the period beginning on the Effective Date for a Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement (or if such Registration Statement becomes unavailable, another Registration Statement) have ceased to be Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.

“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.

“Form S-4” means Form S-4 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-4.

“Form S-8” means Form S-8 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-8.

“Governance Committee” means the Nominating and Governance Committee of the Board.

“Holder” or “Holders” means JSTX, Rocky Creek and any additional parties identified on the signature pages of any joinder agreement executed and delivered pursuant to Section 2.13. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Independent Director” means a director who qualifies as “independent” under the rules of the Nasdaq or the rules of such other national securities exchange on which the Common Stock is then listed or trading.

“Investor” means, collectively, JSTX and Rocky Creek, and their respective successors and permitted assigns in accordance with this Agreement, the Limited Partnership Agreement and the Certificate of Designation.

“Investor Affiliated Director” means a director designated by the Investor who is an Affiliate, or is employed by or otherwise serves as an officer or director (or equivalent position), of any member of the Investor Group.

“Investor Directors” means the persons listed on Exhibit A hereto, or any other person designated to replace such persons in accordance with the terms hereof, and includes both Investor Affiliated Directors and Investor Non-Affiliated Directors.

“Investor Non-Affiliated Director” means a director designated by the Investor who is not an Affiliate of, or employed by, any member of the Investor Group.

“Investor Group” means Juniper Capital Advisors, L.P., a Delaware limited partnership, Juniper Capital Investment Management, L.P., a Delaware limited partnership, the Holders and each of their respective controlled Affiliates.

“Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of the date hereof, of the Partnership, as the same may be amended or supplemented from time to time.

“Nasdaq” means the Nasdaq Global Select Market.

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“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the Nasdaq or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not (i) an Investor Director or (ii) otherwise an Affiliate of the Investor Group, or employed by or otherwise serves as an officer or director of a member of the Investor Group.

“Permitted Transferee” of a Holder means any Person who is permitted to be a transferee pursuant to a “Permitted Transfer” under Section 10.02 of the Limited Partnership Agreement as though such Holder were a Limited Partner for purposes thereof.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Portfolio Company” means any entity (existing and future) managed or advised by Juniper Capital Advisors, L.P., a Delaware limited partnership, or Juniper Capital Investment Management, L.P., a Delaware limited partnership.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration Expenses” means all fees and expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering covered under this Agreement, including, without limitation, all registration, filing, securities exchange listing and Nasdaq fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, reasonable fees and expenses incurred in connection with any “road show” for an Underwritten Offering, all word processing, duplicating and printing expenses, any transfer taxes not otherwise attributable to the sale of Registrable Securities, the fees and disbursements of counsel, independent public accountants and independent petroleum engineers for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and the fees and disbursements of Counsel to the Holders.

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“Registrable Securities” means, collectively, (a) the Common Stock issued or that may be issuable to a Holder upon redemption or exchange of the Common Units owned by such Holder pursuant to the terms of the Limited Partnership Agreement and (b) any additional shares of Common Stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) when a Registration Statement covering such Registrable Securities becomes or has been declared effective by the Commission and such Registrable Securities have been sold or disposed of pursuant to such effective Registration Statement; (ii) when such Registrable Securities have been sold or disposed of pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect); (iii) when such Registrable Securities are no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act, including volume and manner of sale restrictions, and the current public information requirement of Rule 144(e) no longer applies; or (iv) when such Registrable Securities have been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.13.

“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any registration statement relating to the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to Rule 415), amendments and supplements to such registration statements, including post-effective amendments, and all exhibits and all reports incorporated by reference or deemed to be incorporated by reference in such registration statements.

“Required Holders” means the Holder or collective Holders of greater than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, and (b) transfer taxes allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Shareholder Questionnaire” means a selling shareholder questionnaire reasonably adopted by the Company from time to time.

“Step Down Event” means the First Step Down Event, Second Step Down Event, Third Step Down Event, Fourth Step Down Event or Fifth Step Down Event, each as defined in the Certificate of Designation.

“Subject Policy” means (a) the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, and the Policy Regarding Special Trading Procedures, in each case, in effect as of the date hereof (as each may be amended, supplemented or restated after the date hereof) and (b) each subsequent policy of the Board, in the case of each of clauses (a) and (b), as required by applicable law that is in effect and applicable to all non-employee directors serving on the Board.

“Trading Day” means a day during which trading in the Common Stock occurs in the Trading Market, or if the Common Stock is not listed on a Trading Market, a Business Day.

“Trading Market” means the Nasdaq or whichever national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

The terms set forth below shall have the meanings ascribed to them in the following sections of this Agreement:

Defined Term	Section Reference

Advice	Section 2.16
Agreement	Preamble
Asset Contribution Agreement	Recitals
Board Designation Expiration Date	Section 3.01(e)
Company	Preamble
Contribution Agreement	Preamble
Election Meeting	Section 3.01(b)(i)
Grace Period	Section 2.03(a)
Indemnified Party	Section 2.10
Indemnifying Party	Section 2.10
Independent Interests	Section 3.07
Information	Section 3.07
JSTX	Recitals
Losses	Section 2.08
Other Holder	Section 2.04(a)
Other Investments	Section 3.06
Partnership	Preamble

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Defined Term	Section Reference

Piggyback Notice	Section 2.04(a)
Piggyback Offering	Section 2.04(a)
Post-Offering Lock-up Period	Section 2.07(a)
Preferred Stock	Recitals
Renounced Business Opportunity	Section 3.06
Representatives	Section 3.07
Required Information	Section 3.01(b)(ii)
Transfer	Section 2.07(a)
Underwritten Offering	Section 2.02(a)

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Within 60 days of the Closing Date, the Company shall prepare and file a Registration Statement with the Commission.

(b) The Registration Statement filed with the Commission pursuant to this Section 2.01 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a Prospectus in such form as to permit any selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the Effective Date for such Registration Statement. The Company shall use reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to be declared effective as soon as reasonably practicable thereafter; provided, however, that in no event shall the Registration Statement be declared effective prior to the date that is 180 days after the date of this Agreement.

(c) During the Effectiveness Period, the Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available for the resale of the Registrable Securities without interruption until all Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. At the time it becomes effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made).

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(d) A Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to, and requested by, the Holders.

Section 2.02 Procedures For Underwritten Offerings.

(a) At any time and from time to time after the effectiveness of a Registration Statement filed in accordance with Section 2.01, the Holders may request to sell all or any portion of their Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Offering”); provided, that the Holders will be entitled to make such request only if the total offering price of the Registrable Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million.

(b) In connection with any Underwritten Offering, the Company shall select one or more investment banking firms of national standing to be the managing underwriter or underwriters with the consent of the Selling Holders, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) As a condition for inclusion of a Selling Holder’s Registrable Securities in an Underwritten Offering, the Selling Holder shall agree to enter into an underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement; provided, that the underwriting agreement is in customary form and reasonably acceptable to the Selling Holders; and provided further, that no Selling Holder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Selling Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Selling Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested). If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Company and the managing underwriter; provided, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering or if the Registration Statement relating to an Underwritten Offering is suspended pursuant to Section 2.03, then such abandoned or suspended, as applicable, Underwritten Offering will not be considered an Underwritten Offering under this Section 2.02.

(d) If the managing underwriter or underwriters for an Underwritten Offering advises the Company that the total amount of Registrable Securities or other shares of Common Stock to be included in such Underwritten Offering is such as to materially adversely affect the success of such Underwritten Offering, the number of Registrable Securities or other shares of Common Stock to be included in such offering will be reduced as follows: first, the Company shall reduce or eliminate the Common Stock to be included by any Person other than a Selling Holder or the Company; second, the Company shall reduce or eliminate any Common Stock to be included by the Company; and third, the Company shall reduce the number of Registrable Securities to be included by Selling Holders on a pro rata basis based on the total number of Registrable Securities requested by the Selling Holders to be included in the Underwritten Offering.

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(e) The Company will not be required to undertake an Underwritten Offering pursuant to this Section 2.02 if:

(i) the Company has undertaken an Underwritten Offering, whether for its own account or pursuant to this Agreement, within the 180 days preceding the date of the request for such Underwritten Offering pursuant to this Section 2.02 is given to the Company; and

(ii) the number of Underwritten Offerings previously made pursuant to this Section 2.02 in the immediately preceding 12-month period shall exceed three; provided, that an Underwritten Offering shall not be considered made for purposes of this clause (ii) unless the offering has resulted in the disposition by the Selling Holders of at least 75% of the amount of Registrable Securities requested to be included.

Section 2.03 Grace Periods.

(a) Notwithstanding anything to the contrary herein:

(i) the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission suspend the use of, a Registration Statement (including the Prospectus included therein) if in the good faith judgment of the Board, (A) such registration, offering or use would reasonably be expected to materially affect in an adverse manner, or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would materially affect the Company in an adverse manner; (B) the Company is in possession of material non-public information, the disclosure of which would not be, in the good faith opinion of the Board, in the best interests of the Company; or (C) the Company must amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (the period of a postponement or suspension as described in clause (A) and/or a delay described in clause (B) or this clause (C), a “Grace Period”); provided however, that in the event such Registration Statement relates to an Underwritten Offering pursuant to Section 2.02, then the Holders initiating such Underwritten Offering shall be entitled to withdraw the request for the Underwritten Offering and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 2.02 and the Company shall pay all Registration Expenses in connection with such registration.

(b) The Company shall promptly (i) notify the Holders in writing of the existence of the Grace Period (provided that the Company shall not disclose the content of such material non-public information to any Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period began or will begin, and (ii) notify the Holders in writing of the date on which the Grace Period ends.

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(c) The duration of any one Grace Period shall not exceed 45 days, and the aggregate of all Grace Periods in total during any 365 day period shall not exceed 60 days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) of Section 2.03(b) and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) of Section 2.03(b) and the date referred to in such notice.

Section 2.04 Piggyback Registration.

(a) If at any time, and from time to time, the Company proposes to conduct an underwritten offering of Common Stock for its own account or for the account of other holders of Common Stock entitled to participate in such offering (“Other Holders”), then the Company shall give written notice (the “Piggyback Notice”) of such underwritten offering to the Holders at least ten Business Days prior to the earlier of the date of filing of the registration statement or the date of filing of the preliminary prospectus supplement for such underwritten offering. Such Piggyback Notice shall include the number of shares of Common Stock to be offered, the proposed date of such underwritten offering, any proposed means of distribution of such shares of Common Stock, any proposed managing underwriter of such shares of Common Stock and a good faith estimate by the Company of the proposed maximum offering price of such shares of Common Stock (as such price would appear on the front cover page of a registration statement), and shall offer the Holders the opportunity to sell such amount of Registrable Securities as such Holders may request on the same terms and conditions as the Company or such Other Holders (a “Piggyback Offering”). Subject to Section 2.04(b), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within five Business Days after the date the Piggyback Notice is given; provided, however, that in the case of a “takedown” of Common Stock registered under a shelf registration statement previously filed by the Company, such Registrable Securities are covered by an existing and effective Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered.

(b) The Company will cause the managing underwriter or underwriters of the proposed offering to permit the Selling Holders that have requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or the Other Holders. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the Selling Holders in writing that, in its view, the total amount of shares of Common Stock that the Company, such Selling Holders and any Other Holders propose to include in such offering is such as to materially adversely affect the success of such underwritten offering, then:

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(i) if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (A) first, all shares of Common Stock to be offered by the Company; (B) second, the shares of Common Stock requested to be included in such Piggyback Offering by the Selling Holders (pro rata among the Selling Holders based on the number of shares of Common Stock each requested to be included); and (C) third, the shares of Common Stock requested to be included in such Piggyback Offering by all Other Holders (pro rata among the Other Holders based on the number of shares of Common Stock each requested to be included); or

(ii) if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights pursuant to a prior registration rights agreement, the Company will include in such registration: (A) first, the shares of Common Stock of the Other Holders exercising “demand” rights requested to be included therein (pro rata among such Other Holders based on the number of shares of Common Stock each requested to be included); (B) second, the shares of Common Stock proposed to be included in the registration by the Company; and (C) third, the shares of Common Stock requested to be included in such Piggyback Offering by the Selling Holders and any Other Holders entitled to participate therein (pro rata among such Selling Holders and Other Holders based on the number of shares of Common Stock requested to be included); and

in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without materially adversely affecting the success of such Piggyback Offering.

(c) If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason to delay the Piggyback Offering, the Company may, at its election, give notice of its determination to the Selling Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.

(d) Any Selling Holder may withdraw its request for inclusion of its Registrable Securities in a Piggyback Offering by giving written notice to the Company, at least three Business Days prior to the anticipated date of the filing by the Company of a prospectus supplement under Rule 424 (which shall be the preliminary prospectus supplement, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, the Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.

Section 2.05 Registration Procedures. If and when the Company is required to effect any registration under the Securities Act as provided in Section 2.01 or any Underwritten Offering as provided in Section 2.02, the Company shall use its reasonable best efforts to:

(a) prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its reasonable best efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;

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(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;

(c) (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to each Holder whose securities are covered by such Registration Statement copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by such Holders (which may be furnished by email), and afford Counsel to the Holders a reasonable opportunity to review and comment on such documents and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 3.07, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act, and (B) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 3.07, during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;

(d) notify each Holder, promptly after the Company receives notice thereof, of (i) any correspondence from the Commission relating to such Registration Statement or Prospectus, (ii) the time when such Registration Statement has been declared effective, and (iii) the time when a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e) with respect to any offering of Registrable Securities furnish to each Selling Holder, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such Selling Holder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder a copy of any and all comment letters, transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such Registration Statement, Prospectus or offer;

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(f) (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Holders covered by such Registration Statement shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holders to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(g) cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or Counsel to the Holders of Registrable Securities included in such Registration Statement to enable such Holder or Holders thereof to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(h) with respect to any Underwritten Offering, obtain a signed:

(i) opinion of outside counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters, reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any;

(ii) “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountants customarily given in such an offering) in form and substance to such underwriters covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;

(iii) certificate of the chief financial officer or other appropriate executive officer of the Company, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters, if reasonably requested by the underwriters for the purpose of certifying certain financial information not addressed in the comfort letter referred to in clause (ii) immediately above; and

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(iv) letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the Company’s independent petroleum engineers, reasonably satisfactory (based on the customary form and substance of such letters of issuers’ independent petroleum engineers customarily given in such an offering) in form and substance to such underwriters covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in petroleum engineers’ letters delivered to underwriters in such types of offerings of securities;

(i) notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(j) notify the Holders of Registrable Securities included in such Registration Statement promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information relating thereto;

(k) advise the Holders of Registrable Securities included in such Registration Statement promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a Registration Statement relating to the Registrable Securities and promptly use its reasonable best efforts to obtain the withdrawal;

(l) otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;

(m) provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Effective Date thereof;

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(n) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders beneficially owning a majority of the Registrable Securities included in a Registration Statement or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than two “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company;

(o) if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for such shares of Registrable Securities provided to the Company in writing by the managing underwriters and the Holders of a majority of the Registrable Securities being sold and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after notified of the information;

(p) if reasonably required by the Company’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q) otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, at least 10 Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from that Holder, including any update to or confirmation of the information contained in the Selling Shareholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five Trading Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Shareholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 2.02(c) and Section 2.07. If a Holder of Registrable Securities returns a Selling Shareholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude such Holder from being a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Shareholder Questionnaire or request for further information as described in this Section 2.05 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

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Section 2.06 Registration Expenses. The Company shall pay all reasonable Registration Expenses as determined reasonably and in good faith by the Board, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.

Section 2.07 Post-Offering Lock-up.

(a) In connection with any Underwritten Offering, Piggyback Offering or other underwritten public offering of equity securities by the Company, except with the written consent of the underwriters managing such offering, no Holder who participates in such offering or who beneficially owns 10% or more of the outstanding shares of Common Stock at such time shall (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to any equity securities of the Company, or otherwise transfer or dispose of any equity securities of the Company, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of equity securities of the Company (any such transaction described in clause (a) or (b) above, a “Transfer”), without prior written consent from the Company, during the seven (7) days prior to and the 90-day period beginning on the date of closing of such offering (the “Post-Offering Lock-up Period”), except as part of such offering; provided, that nothing herein will prevent any Holder from making a Transfer of Registrable Securities to a Permitted Transferee that is otherwise in compliance with the applicable securities laws, so long as such Permitted Transferee agrees to be bound by the restrictions set forth in this Section 2.07(a). Each such Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 2.07(a). The provisions of this Section 2.07(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

(b) In connection with any Underwritten Offering, the Company shall not effect any Transfer of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Selling Holders, during the Post-Offering Lock-up Period, except as part of such offering. The Company agrees to execute a lock-up agreement in favor of the Selling Holders’ underwriters to such effect and, in any event, that the Selling Holders’ underwriters in any relevant offering shall be third party beneficiaries to this Section 2.07(b). Notwithstanding the foregoing, the Company may (i) effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form

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S-8 or as part of any registration of securities offering and sale to employees, directors or consultants of the company and its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement and (ii) Transfer shares of Preferred Stock and issue shares of Common Stock in connection with the redemption or exchange of Common Units at any time in accordance with the terms of the Limited Partnership Agreement.

Section 2.08 Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, stockholders, Affiliates, employees and investment managers of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (a) any untrue or alleged untrue statement of a material fact contained in any Registration Statement contemplated herein, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus thereto or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (ii) in the case of an occurrence of an event of the type specified in Section 2.05(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Company may otherwise have.

Section 2.09 Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of

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prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (a) to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein; (b) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use therein or (c) in the case of an occurrence of an event of the type specified in Section 2.05(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Holder may otherwise have.

Section 2.10 Conduct of Indemnification Proceedings.

(a) If any Proceeding shall be brought or asserted against any Person entitled to indemnity under this Section 2.10 (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (a) the Indemnifying Party has agreed in writing to pay such fees and expenses; (b) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (c) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

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(c) Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 2.10) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined not to be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 2.10, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

Section 2.11 Contribution.

(a) If a claim for indemnification under Section 2.08 or Section 2.09 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.

(b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.11 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.11, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.12 Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company without registration, until the earlier of (a) such time as when no Registrable Securities remain outstanding and (b) such time as the Company is no longer subject to the reporting requirements of Section 13

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or 15(d) of the Exchange Act, the Company covenants that it will (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder or (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 2.13 Transfer of Registration Rights. The rights of the Holders to cause the Company to register Registrable Securities under this Article II may not be transferred or assigned, in whole or in part, without the written consent of the Company; provided, however, that a Holder may assign such rights pursuant to this Article II in connection with a transfer of Registrable Securities to a Permitted Transferee so long as (a) such transfer or assignment is effected in accordance with applicable securities laws, (b) the transferee executes a joinder to this Agreement pursuant to which such transferee agrees to be bound by the terms set forth in this Article II, and (c) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned; provided, however, that any rights assigned hereunder shall apply only in respect of the Registrable Securities that are transferred or assigned and not in respect of any other securities that the transferee or assignee may hold.

Section 2.14 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any Registration Statement, Prospectus or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.15 Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in such Registration Statement.

Section 2.16 Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section 2.05(i), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.16.

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Section 2.17 Preservation of Rights. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.

ARTICLE III

GOVERNANCE

Section 3.01 Board Designees and Composition.

(a) In accordance with the Certificate of Designation, on the Closing Date the Investor Directors listed under the header “Investor Directors” in Exhibit A hereto were appointed to the Board. On the Closing Date and following the appointment of the Investor Directors to the Board in accordance with the Certificate of Designation, the Board is comprised of the individuals set forth on Exhibit A hereto.

(b) Subject to Section 3.02, from and after the Closing Date until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board who are not Investor Directors will be as follows:

(i) In connection with each annual or special meeting of shareholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”):

(A) prior to the First Step Down Event, the Board shall be comprised of up to five Investor Directors (in accordance with the Certificate of Designation) and the remaining nominations will be comprised of three Non-Affiliated Directors and the Chief Executive Officer;

(B) after the First Step Down Event but prior to the Second Step Down Event, the Board shall be comprised of up to four Investor Directors (in accordance with the Certificate of Designation) and the remaining nominations will be comprised of four Non-Affiliated Directors and the Chief Executive Officer;

(C) after the Second Step Down Event but prior to the Third Step Down Event, the Board shall be comprised of up to three Investor Directors (in accordance with the Certificate of Designation) and the remaining nominations will be comprised of three Non-Affiliated Directors and the Chief Executive Officer;

(D) after the Third Step Down Event but prior to the Fourth Step Down Event, the Board shall be comprised of up to two Investor Directors (in accordance with the Certificate of Designation) and the remaining nominations will be comprised of three Non-Affiliated Directors and the Chief Executive Officer; or

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(E) after the Fourth Step Down Event but prior to the Fifth Step Down Event, the Board shall be comprised of one Investor Director (in accordance with the Certificate of Designation) and the remaining nominations will be comprised of three Non-Affiliated Directors and the Chief Executive Officer.

(ii) The Investor shall provide to the Company such information about the Investor Directors at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities laws (the “Required Information”). The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Holders beneficially own the number of shares of Common Stock and/or Common Units that would be required to designate the number of Investor Directors pursuant to the Certificate of Designation then serving on the Board or then being designated to the Board in connection with the Certificate of Designation.

(iii) The Investor agrees to give prompt notice to the Company if the Total Series A Ownership (as defined in the Certificate of Designation) is no longer equal to at least 10%.

(c) From and after the Closing Date until the Board Designation Expiration Date, the Company shall take all necessary action to cause the Board to include the Investor Director(s) entitled to be designated by the Investor pursuant to the Certificate of Designation and otherwise to reflect the Board composition contemplated by Section 3.01(b).

(d) If at any time the number of Investor Directors serving on the Board exceeds the total number of Investor Directors the Investor is entitled to designate pursuant to the Certificate of Designation, then (i) the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Investor Director(s) to resign from the Board such that, following such resignation(s), the number of Investor Directors serving on the Board does not exceed the total number of Investor Directors the Investor is entitled to designate pursuant to the Certificate of Designation and (ii) the number of members comprising the Board shall automatically be reduced to the number of members contemplated by the applicable provision of Section 3.01(b) and Section 4(h) of the Certificate of Designation.

(e) Neither the Company nor the Board shall be permitted to increase or decrease the number of individuals comprising the Board or amend or modify the designation rights set forth in the Certificate of Designation or Section 3.01(b) without first having received the affirmative vote of 75% of the directors then on the Board; provided, that the foregoing shall not prohibit any decreases to the number of individuals comprising the Board as set forth in Section 4 of the Certificate of Designation and Section 3.01(b).

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(f) On the earlier to occur of (the “Board Designation Expiration Date”) (i) the Fifth Step Down Event and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3.01 or the Certificate of Designation to the Company (which shall be irrevocable), the Investor will have no further rights under this Section 3.01.

(g) Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other non-employee members of the Board. Each Investor Non-Affiliated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. The Company shall enter into its standard form of director indemnification agreement with each Investor Director prior to such Investor Director commencing service on the Board.

Section 3.02 Selection of Investor Directors; Committees.

(a) The parties hereto agree that the Investor Directors listed on Exhibit A to this Agreement are qualified for service pursuant to the requirements of this Agreement.

(b) On the Closing Date and during the term of this Agreement, the Company will take all necessary action such that the composition of all committees of the Board shall comply with applicable law and stock exchange rules (including with respect to director independence requirements) and, subject to the foregoing, (i) prior to the First Step Down Event, include at least one Non-Affiliated Director and (ii) after the First Step Down Event, include at least one Investor Affiliated Director and one Non-Affiliated Director (who shall not be the replacement director appointed pursuant to Section 4(h)(i) of the Certificate of Designation). Prior to the First Step Down Event, the Investor Affiliated Directors serving on the Governance Committee shall consult in good faith with the Non-Affiliated Directors on the Governance Committee in respect of any and all Non-Affiliated Directors nominated by the Governance Committee to serve on the Board. After the First Step Down Event, the Non-Affiliated Directors serving on the Governance Committee shall consult in good faith with the Investor Affiliated Directors on the Governance Committee in respect of any and all Non-Affiliated Directors nominated by the Governance Committee to serve on the Board.

(c) Notwithstanding anything to the contrary herein, neither an Investor Director nor a Non-Affiliated Director shall be entitled to serve on the Board if the Board or the Governance Committee reasonably determines that (i) the election of such Person to the Board would cause the Company not to be in compliance with applicable law or such Person does not satisfy all applicable Securities and Exchange Commission and stock exchange requirements regarding service as a regular director of the Company or (ii) such Person has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any governmental entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the designation of such proposed Investor Director or the nomination of such proposed Non-Affiliated Director, as applicable, shall be withdrawn and, subject to the requirements of this Section 3.02(c), the Investor or the Board, as applicable, shall be permitted to designate a replacement therefor (which replacement will also be subject to the requirements of this Section 3.02(c)). The Company hereby agrees that the Persons listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) or clause (ii) of the first sentence of this Section 3.02(c) as of the date hereof.

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(d) Each Investor Director shall agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Contribution Agreement, the Asset Contribution Agreement or any other agreement entered into between the parties hereto or the Certificate of Designation in connection with the transactions contemplated by this Agreement, the Contribution Agreement and Asset Contribution Agreement, or the Certificate of Designation.

Section 3.03 Voting With Respect to Election Meetings. From the date of this Agreement until immediately after the Company’s 2021 annual meeting of the shareholders and subject to Section 3.02(c), the Investor and each Holder agree to, and agree to cause their respective Affiliates to (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; and (ii) vote such voting securities beneficially owned by such Person or over which such Person otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Board (including, for the avoidance of doubt, nominations recommended by the Governance Committee with respect to the Chief Executive Officer and the initial Non-Affiliated Directors serving on the Board as of the date hereof (or if any such individual is no longer serving on the Board, such individual’s replacement), (B) against any other nominees, and (C) against the removal of any director (other than an Investor Director), unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of a majority of the Non-Affiliated Directors).

Section 3.04 Related Party Transaction Policy. The Investor acknowledges that it has reviewed, and that it intends to use reasonable best efforts to adhere to, the Company’s Related Person Transaction Policies and Procedures as in effect as of the date hereof or as may be amended, supplemented or restated after the date hereof to the extent required by applicable law.

Section 3.05 Information Rights. From and after the date hereof until the Board Designation Expiration Date:

(a) the Company shall permit the Investor and its Representatives to visit and inspect the Company’s properties, to examine its books of accounts and records and to discuss its affairs, finances and accounts with the officers of the Company, upon reasonable advance request, during normal business hours, for a proper purpose reasonably related to the investment of the Investor’s and its Affiliates’ in the Company; provided, that any such information shall be subject to Section 3.07. Any expenses incurred by the Investor pursuant to this Section 3.05(a) shall be borne 100% by the Investor; and

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(b) the Investor shall be permitted to disclose to its Representatives on a need to know basis the Information disclosed to the Investor Directors as members of the Board; provided, that such Investor Directors shall be subject to their fiduciary duties as directors with respect to disclosing Information, which duties shall include, without limitation, a restriction on sharing Information regarding (A) any prospective business opportunities presented to the Board and (B) information subject to confidentiality by the Company with third parties if the Company has identified to the Investor or the Board that such information is confidential and the disclosure thereof by the Investor Directors would cause a breach of such confidentiality obligation and any such Representative shall, enter into a customary and reasonable mutually acceptable confidentiality agreement with the Company. The Investor agrees to be liable to the Company for any breach of confidentiality or use of Information by its Representatives.

Section 3.06 Corporate Opportunities. The Company, on behalf of itself and the Company subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that the Investor Group, (i) has participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its subsidiaries’ businesses or that could be suitable for the Company’s or any of its subsidiaries’ interests, (ii) does business with clients, customers, vendors or lessors of any of the Company or its Affiliates or any other Person with which any of the Company or its Affiliates has a business relationship, (iii) has interests in, participates with, aids and maintains seats on the board of directors or similar governing bodies of, or serves as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments, and (v) may or will, as a result of or arising from the matters referenced in this Section 3.06, the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)), and (c) acknowledges and affirms that no member of the Investor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its subsidiaries, and any member of the Investor Group may pursue a Renounced Business Opportunity. The Company agrees that in the event that the Investor Group or any member thereof, or any of its officers, directors, employees, partners and agents thereof acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (A) any member of the Investor Group and (B) the Company or its subsidiaries, a member of the Investor Group (or such director, officer, employee, partner or agent) shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its subsidiaries unless such opportunity was learned, discovered or sourced solely in the course of (x) such Person acting in such Person’s capacity as a director of the Company or (y) such Person’s receipt of Information pursuant to the rights set forth in Section 3.05(a). Notwithstanding anything to the contrary in the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 3.06. Nothing in this Section 3.06 is intended to, or shall, limit Article X of the Articles of Incorporation.

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Section 3.07 Confidentiality. The Investor shall hold, and cause the Investor Group and its and their respective directors, managers, officers, employees, agents, consultants, accountants, attorneys, and financial advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public information of the Company (whether such information is oral, written or electronic), including records, books, contracts, instruments, computer data, analyses, summaries, notes, forecasts, studies, documents and other data, in whatever form maintained (collectively, “Information”), concerning the Company or any of its subsidiaries furnished to it or the Investor Directors by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) already in the Investor Group’s possession prior to it being furnished to the Investor Group by or on behalf of the Company, provided that such information is not known by the Investor Group, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company, (b) generally available to the public other than as a result of a disclosure by the Investor Group or its Representatives in violation of the terms hereof, (c) available to the Investor Group from a source other than Company, provided that such source is not known by the Investor Group to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Company or (d) is developed by the Investor Group or its Representatives without reliance on or use of any Information) and no such party shall release or disclose such Information to any other person, except its Representatives, or use such Information other than in connection with evaluating and taking actions with respect to such Person’s ownership interest in the Company. Notwithstanding the foregoing in this Section 3.07, the Company understands and acknowledges that members of the Investor Group and their Representatives (x) are actively engaged in the business of oil and natural gas exploration, development and operations in various locations throughout the United States, (y) presently own (or represent entities that own) oil and gas interests or have leads, prospects, information, or ideas on properties or leaseholds that may relate to or involve all or some portion of the Information, or lands adjacent or adjoining to such properties which have been or may be acquired by a member of the Investor Group and/or its Representatives independently of the Company and the Information (the “Independent Interests”), and (z) who review the Information may retain mental impressions of such Information, which are indistinguishable from generalized industry knowledge, and that the use of such mental impressions in connection with the Independent Interests is not prohibited by this Section 3.07; provided, that the Investor acknowledges that the intent of this Section 3.07 is to ensure the confidentiality of Information and to preclude use of or reliance on Information other than for the purpose permitted in this Section 3.07. For purposes of clarification, no Portfolio Company shall be deemed to have been provided with Information solely as a result of any Investor Director (whether such Person has been provided with or has knowledge of Information) serving on the board or as an officer of such Portfolio Company so long as any such Investor Director does not provide Information to any director, officer or employee of such Portfolio Company that is not also an Investor Director and any such director, officer or employee of such Portfolio Company does not act at the direction of or with the encouragement from such Investor Director with respect to such Information.

Section 3.08 Transfer of Article III Rights. The rights of the Investor pursuant to this Article III may not be transferred or assigned, in whole or in part, without the written consent of the Company.

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ARTICLE IV

MISCELLANEOUS

Section 4.01 Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 4.02 Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

Section 4.03 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with, abrogates or violates the rights granted to the Investor or any Holders in this Agreement, without the consent of the Investor or such Holders.

Section 4.04 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company (and approved by the majority of the Non-Affiliated Directors if such amendment, modification, supplement or waiver is sought prior to the First Step Down Event) and the Investor (or solely for purposes of Article II, the Required Holders); provided, however, that no amendment, modification, supplement, or waiver of any provision of Article II that disproportionately and adversely affects, alters, or changes the interests of any Holder pursuant to Article II shall be effective against such Holder without the prior written consent of such Holder; and provided, further, that the waiver of any provision with respect to any Registration Statement or offering may be given by any Holder entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party hereto to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

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Section 4.05 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery, by electronic mail or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two days after the date of mailing, (ii) if sent by national courier service, one Business Day after being sent, (iii) if delivered personally, when so delivered, (iv) if sent by electronic mail, on the Business Day such electronic mail is transmitted, or (v) if sent by facsimile transmission, on the Business Day such facsimile is transmitted, in each case as follows:

(a) If to the Company:

Penn Virginia Corporation

Attn:         Katie Ryan

16285 Park Ten Place, Suite 500

Houston, TX 77084

Tel: (713) 722-6500

E-mail:     katie.ryan@pennvirginia.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attn:         Sean Wheeler

                 Debbie Yee

                 Melissa Kalka

609 Main St.

Houston, TX 77002

Tel: (713) 836-3600

E-mail:     sean.wheeler@kirkland.com

                 debbie.yee@kirkland.com

                 melissa.kalka@kirkland.com

(b) If to the Investor or any Holder:

c/o Juniper Capital Advisors, L.P.

Attn:         Edward Geiser

                 Tim Gray

Wortham Tower

2727 Allen Pkwy #1850

Houston, TX 77019

Tel: (713) 335-4700

E-mail:     egeiser@juncap.com

                 tgray@juncap.com

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with a copy (which shall not constitute notice) to:

Bracewell LLP

Attn:         Jason Jean

                 Troy Harder

711 Louisiana Street,

Suite 2300

Houston, TX 77002

Tel: (713) 223-2300

E-mail:     jason.jean@bracewell.com

                 troy.harder@bracewell.com

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

Section 4.06 Successors and Assigns. Subject to Section 2.13, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any trustee in bankruptcy). No assignment or delegation of any of the Company’s rights, interests or obligations under Article II shall be effective against any Holder without the prior written consent of the Required Holders.

Section 4.07 Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

Section 4.08 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action

29

or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 4.09 Waiver of Jury Trial.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement; provided, however, that this provision does not, and shall not be deemed to, modify the exclusive jurisdiction provisions in Section 4.08.

Section 4.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 4.11 Descriptive Headings. Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this

30

Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

Section 4.12 Entire Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, and the Certificate of Designation constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 4.13 Termination.

(a) The rights and obligations of the Company and any Holder under Article II (other than those set forth in Section 2.07 (Post-Offering Lock-Up), which shall terminate at the expiration of the time periods set forth therein) shall terminate on the date such Holder no longer beneficially owns any Registrable Securities.

(b) The rights and obligations of the Company and the Investor Group under Article III shall terminate on the Board Designation Expiration Date.

(c) The terms of this Article IV shall not be terminable.

(d) Notwithstanding anything to the contrary in this Section 4.13, this Agreement (or any article or provision herein) may be terminated upon the mutual written consent of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor and Registration Rights Agreement as of the date first written above.

PENN VIRGINIA CORPORATION

By:

Name:
Title:

Signature Page to Investor and Registration Rights Agreement

JSTX HOLDINGS, LLC

By:
Name:	Edward Geiser
Title:	Authorized Signatory

ROCKY CREEK RESOURCES LLC

By:
Name:	Edward Geiser
Title:	Authorized Signatory

Signature Page to Investor and Registration Rights Agreement

Exhibit A

Board of Directors

Initial Investor Directors

Edward Geiser - Chairman

Kevin Cumming

Joshua Schmidt

Temitope Ogunyomi

Tim Gray

Non-Affiliated Directors

Darin G. Holderness

TJ Thom Cepak

Jeffrey E. Wojahn

Chief Executive Officer

Darrin J. Henke

Exhibit A to Investor and Registration Rights Agreement

Exhibit B

Form of Interest Assignment Agreement

[See Attached.]

EXHIBIT B

Exhibit B

INTEREST ASSIGNMENT AGREEMENT

This Interest Assignment Agreement (this “Agreement”) dated as of [●], is by and between Penn Virginia Corporation, a Virginia corporation (“Contributor”), and PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”). Each of Contributor and the Partnership are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Contributor owns one hundred percent (100%) of the outstanding equity interests (the “Contributed Interests”) in [●], a Delaware limited liability company, which is the entity resulting from the conversion of Penn Virginia Holding Corp., a Delaware corporation, from a corporation to a limited liability company;

WHEREAS, pursuant to that certain Contribution Agreement dated as of [●], 2020, by and among Contributor, the Partnership and JSTX Holdings, LLC, a Delaware limited liability company, (the “Contribution Agreement”), Contributor agreed to, among other things, contribute, assign, transfer and convey the Contributed Interests to the Partnership, and the Partnership agreed to accept such contribution, assignment, transfer and conveyance of the Contributed Interests.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Contributed Interests Assignment. Subject to and in accordance with the terms and conditions of the Contribution Agreement, Contributor hereby contributes, assigns, transfers, conveys and delivers to the Partnership the Contributed Interests, and the Partnership hereby agrees to acquire, accept and assume from Contributor, the Contributed Interests and all rights, liabilities and obligations related thereto, in exchange for the issuance by the Partnership to Contributor of a number of common units representing limited partner interests in the Partnership (“Common Units”).

2. Books and Records. On the Effective Date, (a) Contributor shall cause the Contributed Interests to be delivered via book entry form on the books and records of Contributor, and (b) the Partnership shall reflect the issuance to Contributor of the Common Units, which have been duly authorized, via book entry form on the books and records of the Partnership.

3. Contribution Agreement. This Agreement is delivered pursuant to, and is hereby made subject to, the terms and conditions of the Contribution Agreement. In the event that any provision of this Agreement is construed to conflict with any provision of the Contribution Agreement, the provisions of the Contribution Agreement shall be deemed controlling to the extent of such conflict.

4. Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, the contributions, assignments, transfers, and conveyances of Contributor contemplated by this Agreement shall be treated as transfers governed by section 721 of the Internal Revenue Code of 1986, as amended.

5. Further Assurances. From time to time following the date hereof, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated by this Agreement.

6. Assignment and Successors and Assigns. The rights and obligations contained in this Agreement shall not be assigned by any Party without the prior written consent of the other Party to this Agreement, and any such action without the required consent shall be void ab initio.

7. Incorporated Provisions. Section 6.3 (Entire Agreement), Section 6.4 (Notices), Section 6.5 (Amendments; Waivers), Section 6.6 (Headings), Section 6.9 (Governing Law), Section 6.10 (Waiver of Jury Trial; Waiver of Immunity) and Section 6.11 (Execution) of the Contribution Agreement are hereby incorporated into this Agreement, mutatis mutandis, as though set out in their entirety in this Paragraph 7.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

THE PARTNERSHIP: PV ENERGY HOLDINGS, L.P. By: PV Energy Holdings GP LLC, its general partner

By:

Name:

Title:

(Signature Pages Continue)

[Signature Page to Interests Assignment Agreement]

CONTRIBUTOR: PENN VIRGINIA CORPORATION

By:
Name:
Title:

(Signature Pages Concluded)

[Signature Page to Interests Assignment Agreement]

Exhibit C

Form of A&R LP Agreement

[See Attached.]

EXHIBIT C

Exhibit C

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PV ENERGY HOLDINGS, L.P.

Dated as of [●]

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, AND IN THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG PENN VIRGINIA CORPORATION AND OTHER PARTIES HERETO.

i

Section 16.13	Right of Offset	54
Section 16.14	Effectiveness	54
Section 16.15	Confidentiality	54
Section 16.16	Corporate Expense Reimbursement.	54
Section 16.17	Entire Agreement	56
Section 16.18	Remedies	56
Section 16.19	Descriptive Headings; Interpretation	56

Schedules

Schedule 1	–	Initial Schedule of Limited Partners

Exhibits

Exhibit A	–	Form of Joinder Agreement

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF PV ENERGY HOLDINGS, L.P.

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated as of [•], is adopted, executed and agreed to by and among PV Energy Holdings GP LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on October 30, 2020;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Agreement of Limited Partnership of the Partnership, dated as of October 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Initial Limited Partnership Agreement”), with Penn Virginia Corporation, a Virginia corporation (the “Corporation”), as the sole limited partner of the Partnership;

WHEREAS, immediately prior to the Effective Time (as defined herein), the Corporation was the sole limited partner of the Partnership and holder of all of the issued and outstanding Common Units (as defined herein); and

WHEREAS, the parties are entering into this Agreement to amend and restate the Initial Limited Partnership Agreement as of the Effective Time to reflect (a) the consummation of the transactions contemplated by the Contribution Agreement and the Asset Contribution Agreement (each as defined herein) and the admission of JSTX and RCR (each as defined herein) as Limited Partners, and (b) the rights and obligations of the Partners that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Initial Limited Partnership Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

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“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)

increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjustment Surrender” has the meaning set forth in Section 3.03(c)(i).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Partners, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, (a) no Limited Partner nor any Affiliate thereof shall be deemed an Affiliate of the Corporation or its Subsidiaries and (b) the Corporation and its Subsidiaries shall not be deemed an Affiliate of any Limited Partner or any Affiliate thereof.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Applicable Share” has the meaning set forth in Section 9.03.

“Appraisers” has the meaning set forth in Section 15.02.

“Asset Contribution Agreement” means that certain Contribution Agreement, dated as of November 2, 2020, by and among the Corporation, RCR, the Partnership, and the other parties signatory thereto (as may be amended or supplemented from time to time).

“Assets” has the meaning set forth in the Asset Contribution Agreement.

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Limited Partner for the applicable quarter, an amount equal to the cumulative amount of U.S. federal, state, and local income taxes (including any applicable estimated taxes) for the current Taxable Year, and all prior Taxable Years, determined taking into account the character of income and loss allocated as it affects the

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Assumed Tax Rate, that the General Partner estimates would be due from such Limited Partner as of the date of the relevant Tax Advance, assuming that such Limited Partner (i) earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Limited Partner pursuant to Article V and (ii) is subject to tax at the Assumed Tax Rate. The General Partner shall reasonably determine the Assumed Tax Liability for each Partner based on such assumptions as the General Partner deems necessary.

“Assumed Tax Rate” means, for any Taxable Year, the highest combined marginal rate of U.S. federal, state, and local income tax (including any tax rate imposed under Section 1411 of the Code) applicable to an individual resident in Houston, TX, determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Limited Partner) and capital gains (in cases where taxes are being determined on capital gains allocated to a Limited Partner); provided, however, that the Assumed Tax Rate shall not exceed 40%.

“Available Cash” shall mean, as of any relevant date on which a determination is being made by the General Partner regarding a potential distribution pursuant to Section 4.01(a), the amount of cash and cash equivalents which the General Partner determines is available for distribution, taking into account (a) all debts, liabilities, and obligations of the Partnership and any reserves for any expenditures, working capital needs, or other capital requirements or contingencies, all as reasonably determined by the General Partner and (b) any restrictions on distributions contained in any agreement to which the Partnership is bound.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Partner is subject, which period restricts the ability of such Redeemed Partner to immediately resell shares of Common Stock to be delivered to such Redeemed Partner in connection with a Share Settlement.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations located in Houston, Texas are closed.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III.

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“Capital Stock” means all classes and series of capital stock of the Corporation, including the Common Stock and the Series A Preferred Stock.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Certificate of Designation” has the meaning set forth in the Contribution Agreement.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI), or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (y) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (z) a sale of a majority of the outstanding shares of Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Closing” has the meaning set forth in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Common Stock on the Stock Exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock. If the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Common Stock, as determined by (a) prior to the occurrence of the First Step Down Event (as defined in the Investor and Registration Rights Agreement), a majority of the Non-Affiliated Directors in good faith and (b) thereafter, the Corporate Board, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

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“Contribution Agreement” means that certain Contribution Agreement, dated as of November 2, 2020, by and among the Corporation, JSTX, and the Partnership (as may be amended or supplemented from time to time).

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Credit Agreement” means any credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be subsequently amended, restated, supplemented or otherwise modified from time to time, and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.L. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) if the Book Value of any such property differs from its adjusted tax basis for U.S. federal income tax purposes, and if such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Designated Individual” has the meaning set forth in Section 9.04(a).

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.05.

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“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property, or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units, or (c) any amounts payable pursuant to Section 6.05.

“Effective Time” has the meaning set forth in Section 16.14.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (a) with respect to the Partnership or any of its Subsidiaries, (i) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (b) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Code Section 706.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

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“General Partner” means PV Energy Holdings GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Partnership or its business.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Initial Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investor and Registration Rights Agreement” means that certain Investor and Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, JSTX and RCR (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“JSTX” means JSTX Holdings, LLC, a Delaware limited liability company.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits, Losses and Distributions.

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“Losses” means items of Partnership loss or deduction determined according to Section 5.01(b).

“Majority Partners” means the Limited Partners (which may include the General Partner if it is also a Limited Partner) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the General Partner or any of its Affiliates controlled by the Corporation, then “Majority Partners” shall mean the Limited Partners holding a majority of the Units (excluding Units held by the General Partner or any of its Affiliates controlled by the Corporation) then outstanding.

“Market Price” means, with respect to a share of Common Stock as of a specified date, the last sale price per share of Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Common Stock is not listed or admitted to trading on any Stock Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Common Stock, the fair market value of a share of Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Partnership or (b) 50% of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization.

“Non-Affiliated Directors” has the meaning set forth in the Investor and Registration Rights Agreement.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Directives” has the meaning set forth in Section 16.16(c).

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“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Level Taxes” has the meeting set forth in Section 9.04(b).

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.04(a).

“Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Units by the total Units of all Partners at such time. The Percentage Interest of each Partner shall be calculated to the 4th decimal place, and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Partnership income and gain determined according to Section 5.01(b).

“RCR” means Rocky Creek Resources, LLC, a Delaware limited liability company.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Capital Stock shall be entitled to receive cash, securities or other property for their shares of Capital Stock.

“Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

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“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Regulatory Allocations” has the meaning set forth in Section 5.03(g).

“Reimbursable Expenses” has the meaning set forth Section 16.16(a).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Reporting Partner” has the meaning set forth in Section 9.03.

“Required Preferred Shares” means a number of shares of Series A Preferred Stock equal to one one-hundredth (1/100th) of a share for each Common Unit that is (a) surrendered in accordance with Section 3.03(c)(i), (b) issued in accordance with Section 3.03(c)(ii), (c) Transferred in accordance with Article X, or (d) otherwise redeemed or exchanged in accordance with Article XI.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Corporation.

“Services” has the meaning set forth in Section 16.16(a).

“Services Personnel” has the meaning set forth in Section 16.16(a).

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Common Stock equal to the number of Redeemed Units.

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“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Partner in accordance with such Partner’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Partnership, and shall be reallocated among the Partners in accordance with the such Partners’ Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Partnership’s Depletable Properties.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means the Nasdaq Global Select Market or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” means a Person that is admitted as a Limited Partner to the Partnership pursuant to Section 12.01 with all of the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

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“Tax Advance” has the meaning set forth in Section 4.01(b)(ii).

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance, or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) any interest (legal or beneficial) in any Equity Securities of the Partnership; provided however, that the following shall not constitute a Transfer hereunder: (a) any direct or indirect transfer of any equity or other interest (legal or beneficial) in any Partner unless substantially all of the assets of such Partner consist solely of Units or (b) without limitation of clause (a) above, with respect to (i) any Person that directly or indirectly holds any equity or other interests (legal or beneficial) in any Partner and constitutes a fund or similar pooled investment vehicle, any transfer of limited partnership interests or similar equity interests in such Person or (ii) the Corporation, any transfer of equity interests in the Corporation.

“Transfer Agent” means (a) with respect to any Common Units, the Partnership or such other Person as determined by the General Partner, and (b) with respect to any shares of Series A Preferred Stock, American Stock Transfer & Trust Company or any successor transfer agent, or such other Person as determined by the General Partner.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Limited Partner Interest of a Limited Partner or a permitted Assignee in the Partnership and shall include Common Units, but shall not include the General Partner Interest.

“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on October 30, 2020 pursuant to the provisions of the Delaware Act.

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Section 2.02 Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the relevant provisions of this Agreement shall in each instance control; provided, further, that notwithstanding the foregoing, Section 17-212 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Partnership shall be “PV Energy Holdings, L.P.” The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at 16285 Park Ten Place, Suite 500, Houston, Texas 77084, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be CT Corporation System. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. Except for U.S. federal income tax purposes, the Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

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ARTICLE III

PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a) The Corporation previously was admitted as a Limited Partner and shall remain a Limited Partner of the Partnership and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the contributions described in Section 3.03(a), JSTX and RCR shall be admitted to the Partnership as Limited Partners.

(b) The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the contributions described in Section 3.03) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Limited Partner shall be required or, except as approved by the General Partner and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they have substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 New Limited Partner Contribution; the Corporation’s Capital Contribution; Asset Contribution Agreement Matters.

(a) New Limited Partner Contributions. Pursuant to the Contribution Agreement, at the Closing, JSTX contributed to the Partnership, as a Capital Contribution, cash in exchange for the number of Common Units set forth next to JSTX’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time. Pursuant to the Asset Contribution Agreement, at the Closing, RCR contributed to the Partnership, as a Capital Contribution, the Assets in exchange for the number of Common Units set forth next to RCR’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time.

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(b) The Corporation’s Contribution. Pursuant to the Contribution Agreement, at the Closing, the Corporation contributed to the Partnership, as a Capital Contribution, the equity interests in the resulting entity following the conversion of Penn Virginia Holding Corp. from a Delaware corporation to a Delaware limited liability company, in exchange for the number of Common Units set forth next to the Corporation’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time.

(c) Asset Contribution Agreement Matters.

(i) Following the Effective Time, in connection with (A) the delivery by RCR to the Partnership of any Common Units included in the Adjustment Securities (as defined in the Asset Contribution Agreement) pursuant to Section 3.5 (Post-Closing Adjustment) of the Asset Contribution Agreement, (B) the release and delivery by the Transfer Agent to the Partnership of any Common Units included in the Defect Deposit Securities (as defined in the Asset Contribution Agreement) pursuant to Section 10.6 (Defect Deposit) of the Asset Contribution Agreement or (C) the release and delivery by the Transfer Agent to the Partnership of any Common Units included in the Indemnity Securities (as defined in the Asset Contribution Agreement) in connection with the satisfaction of any claim for indemnification pursuant to Section 11.13 (Indemnity Escrow) of the Asset Contribution Agreement (any such delivery of Common Units, an “Adjustment Surrender”), (1) any such Common Units delivered to the Partnership by RCR or the Transfer Agent in satisfaction of such Adjustment Surrender shall be surrendered to the Partnership and cancelled and Schedule 1 shall be updated accordingly without approval required from any Partner, and (2) simultaneously therewith, the Required Preferred Shares shall be surrendered to the Corporation and cancelled in exchange for a payment by the Corporation to RCR in an amount equal to the aggregate par value of the Required Preferred Shares so surrendered. Such surrender and cancellation of the Common Units and the Required Preferred Shares shall be treated as having occurred for all purposes as of the Effective Time. Any Partner required to surrender Common Units pursuant to this Section 3.03(c)(i) agrees to take all such actions and execute any documents, instruments or certificates to effect the surrender and cancellation of the Common Units and the Required Preferred Shares as may reasonably be requested by the General Partner, the Corporation or the Transfer Agent.

(ii) If, following the Effective Time, the Partnership is required to issue additional Common Units to RCR pursuant to the terms of the Asset Contribution Agreement (including pursuant to Section 3.5 (Post-Closing Adjustment), Section 7.2 (Preferential Rights to Purchase) or Section 7.3 (Required Consents) of the Asset Contribution Agreement), the Partnership shall so issue such additional Common Units to RCR (and the Corporation shall issue to RCR the applicable Required Preferred Shares in exchange for the aggregate par value thereof) and Schedule 1 shall be updated accordingly without approval required from any Partner. Any additional Common Units (or Required Preferred Shares) issued as provided in this Section 3.03(c)(ii) shall be treated as having been issued and outstanding for all purposes as of the Effective Time. The General Partner shall cause the Partnership to take all such actions and execute such documents, instruments or certificates to effect the issuance of the Common Units and Required Preferred Shares as provided in this Section 3.03(c)(ii).

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(iii) For purposes of clarity, (A) certain Common Units (and corresponding shares of Series A Preferred Stock (as determined pursuant to the Asset Contribution Agreement)) that have been issued to and are held by RCR as of the Effective Time are held in escrow with the Transfer Agent as of the Effective Time as part of the Indemnity Escrow (as defined in the Asset Contribution Agreement) or, if applicable, the Defect Deposit Escrow (as defined in the Asset Contribution Agreement), and shall be released and delivered from escrow as provided in the Asset Contribution Agreement, and (B) if any Common Units (and corresponding shares of Series A Preferred Stock (as determined pursuant to the Asset Contribution Agreement)) are released and delivered from escrow to RCR pursuant to the Asset Contribution Agreement, such release and delivery shall not be deemed to be a Transfer or an additional issuance of such Common Units or shares of Series A Preferred Stock for purposes hereof and no update to Schedule 1 shall be required on account of such release and delivery.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Common Stock or any other Equity Security of the Corporation, (i) the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Common Stock in order to directly purchase from another Limited Partner (other than the Corporation) a number of Common Units (and the Required Preferred Shares) pursuant to Section 11.03(a), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Limited Partner as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property, (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities or (iii) the issuance of any Required Preferred Shares in connection with the issuance of Common Units to any Limited Partner. Except pursuant to Article XI, (x) the Partnership may not

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issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Common Stock to another Person, and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b) The Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, Section 3.03(c)(ii), this Section 3.04 and Section 3.11.

(c) The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Capital Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Capital Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equivalent number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any

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of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equivalent number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, (x) to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner, and (y) this Section 3.05 shall not apply with respect to any shares of Series A Preferred Stock that are surrendered pursuant to Section 3.03(c)(i) or redeemed pursuant to Article XI.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

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Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for shares of Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Common Stock as of the date of such exercise multiplied by the number of shares of Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for shares of Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, the number of shares of Common Stock equal to the number of shares of Common Stock as to which such stock option is being exercised multiplied by the following: (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Common Stock equal to the excess of (x) the number of shares of Common Stock as to which such stock option is being exercised over (y) the number of shares of Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Common Stock for such sale of shares of Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Common Stock as of the date of exercise of such stock option.

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(iii) The Partnership shall transfer to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Common Stock are issued to a Partnership Employee (including any shares of Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (i) the Corporation shall be deemed to have sold such shares of Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Common Stock, (ii) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Common Stock to such Partnership Employee, (iii) the Corporation shall be deemed to have contributed the purchase price for such shares of Common Stock to the Partnership as a Capital Contribution, and (iv) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner without the requirement of any further consent or acknowledgement of any other Partner.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

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Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Common Stock, or (b) if the Corporation elects instead to issue new shares of Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Units. Upon such contribution, the Partnership will issue to the Corporation a number of Units equal to the number of new shares of Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Available Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine using such record date as the General Partner may designate; such Distributions shall be made to the Limited Partners as of the close of business on such record date on a pro rata basis in accordance with each Limited Partner’s Percentage Interest as of the close of business on such record date; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 17-607 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the General Partner shall give notice to each Limited Partner of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the General Partner shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Limited Partners pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of the Distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.05).

(b) Tax Distributions and Tax Advances. With respect to any tax period (or the portion thereof) ending after the date hereof:

(i) The Partnership shall make distributions to all Limited Partners pro rata, in accordance with each Limited Partner’s Percentage Interest, on a quarterly basis and in such amounts as necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

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(ii) If a Partner (other than the Corporation) has an Assumed Tax Liability for the relevant quarter in excess of the sum of the cumulative amount of cash distributed under Section 4.01(a) and Section 4.01(b) and any Tax Advances remitted to such Partner through such date, the Partnership shall, to the extent permitted by applicable Law, and subject to the availability of funds and any restrictions contained in any agreement to which the Partnership or any of its Subsidiaries is bound, make advances to such Partner in an amount equal to such excess (a “Tax Advance”) to enable such Partner (or any direct or indirect owner of such Partner) to timely satisfy its U.S. federal, state and local and non-U.S. tax liabilities, including estimated tax liabilities. Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Partner pursuant to Section 4.01(a) and Section 14.02(d). Notwithstanding the foregoing, such Partner may choose to decline any Tax Advance payable to such Partner pursuant to this Section 4.01(b)(ii). If there is a Tax Advance outstanding with respect to a Partner who (A) elects to participate in a Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation pursuant to Section 11.03), or (B) Transfers Units pursuant to the provisions of Article X, then in each case, as a condition to such Redemption or Transfer, such Partner shall indemnify and hold harmless the Partnership against such Tax Advance, and shall be required to promptly pay to the Partnership (but in all events within fifteen (15) days after the Redemption Date or the date of the applicable Transfer, as the case may be) an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Redemption or Transfer (determined at the time of the Redemption or Transfer based on the number of Common Units subject to the Redemption or Transfer as compared to the total number of Common Units held by such Partner), provided that, in the case of a Transfer described in the foregoing clause (B), such Partner shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to such Transfer if the transferee is credit worthy (based on the reasonable judgment of the General Partner) and agrees to assume (pursuant to terms reasonably acceptable to the General Partner) such Partner’s obligation to repay to the Partnership such amount equal to the proportionate share of such Partner’s existing Tax Advance relating to such Common Units subject to the Transfer, and such Partner shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Common Units subject to such Transfer. The obligations of each Partner pursuant to the preceding sentence shall survive the withdrawal of any Partner or the transfer of any Partner’s Units in the Partnership and shall apply to any current or former Partner. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

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Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or other debt financing of the Partnership or its Subsidiaries.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

(b) For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Partners, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) In lieu of the depreciation, amortization and other cost recovery deductions (excluding depletion) taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

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(vi) Simulated Gains with respect to Depletable Properties shall be taken into account in computing Profits and Losses in lieu of actual gains on such Depletable Properties.

(vii) Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses (or items thereof) for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners in such a manner that, after adjusting for all Capital Contributions and distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Partner, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Partner would receive pursuant to Section 14.02(d) if all of the assets of the Partnership on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Partners, minus (b) such Partner’s share of the Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the General Partner shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Partnership among) the Partners such that, to the maximum extent possible, the Capital Accounts of the Partners are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 5.03(a) is intended to be a partner nonrecourse debt minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(i), and shall be interpreted in a manner consistent therewith.

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

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(c) If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Partner as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property.

(g) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

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(b) Items of Partnership taxable income, gain, loss, deduction and depletion with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using the “traditional allocation method”, as described in Treasury Regulations Section 1.704-3(b).

(c) If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value under Code Section 704(c) in the manner determined in good faith by the General Partner.

(d) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(e) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(f) For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its Percentage Interest.

(g) Cost and percentage depletion deductions with respect each Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Percentage Interest as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with such Partner’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Partnership’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Code Section 613A(c)(7)(D); provided that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Code Section 704(c), the Treasury Regulations thereunder, and the portions of the Treasury Regulations under Code Section 704(b) that apply the principles of Code Section 704(c), using the “traditional allocation method,” as described in Treasury Regulations Section

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1.704-3(b). For the purposes of applying Code Section 704(c) to Depletable Properties (i) the amount by which any Partner’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Partner and (ii) the amount of cost depletion computed by such Partner under Code Section 613A(c)(7)(D) shall be treated as an amount of tax depletion allocated to such Partner.

(h) For purposes of the separate computation of gain or loss by each Partner on a taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined by the General Partner consistent with the principles of Code Section 704(c), the Treasury Regulations thereunder, and the portions of the Treasury Regulations under Code Section 704(b) that apply the principles of Code Section 704(c), using the “traditional allocation method,” as described in Treasury Regulations Section 1.704-3(b). The provisions of this Section 5.05(h) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(i) Each Partner shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner may advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

(j) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof, if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of, or with respect to, such Partner any amount of U.S. federal, state, or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner

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(including U.S. federal income taxes as a result of Partnership obligations arising in connection with a U.S. federal income tax audit of the Partnership with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes, and state unincorporated business taxes), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Partner is otherwise entitled under this Agreement against such Partner’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive such Partner ceasing to be a partner in the Partnership and the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

Section 5.06 Tax Treatment. Notwithstanding anything to the contrary, the Partnership and the Partners intend to follow the tax treatment described in Section 4.12 of the Contribution Agreement and Section 6.7(g) of the Asset Contribution Agreement, as applicable.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of General Partner.

(a) Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b) The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she

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shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. The General Partner may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

(c) The General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of U.S. federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of U.S. federal income tax, except as required by Law.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.01.

Section 6.03 Transfer and Withdrawal of General Partner.

(a) The General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may in good faith, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

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(b) Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Partners to such substitution, which consent may be given or withheld, or made subject to such conditions as each Partner deems appropriate in its sole discretion.

Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner, provided such contracts and dealings are (i) on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length, (ii) are approved by the Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding and (iii) are otherwise permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner will inure to the benefit of the Partnership and all Limited Partners; therefore, the General Partner and the Corporation shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Common Stock are sold to underwriters in any public offering after the Effective Time at a price per share that is lower than the price per share for which such shares of Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of the closing of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Partnership, the Partnership shall reimburse the Corporation for such Discount by treating such Discount as an additional Capital Contribution made by the Corporation to the Partnership, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Corporation’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c).

Section 6.06 [Reserved].

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Section 6.07 Limitation of Liability of the General Partner.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b) Whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d) Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

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Section 6.09 Outside Activities of the Corporation and the General Partner. The Corporation shall not, and shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units and the General Partner Interest, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 or 15(d) of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as deemed appropriate by the Corporation and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

Section 6.10 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Virginia corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Virginia corporation (as such duties and presumptions are defined, described and explained under the Laws of the Commonwealth of Virginia as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation, or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided that, in the case of the General Partner, this sentence shall not in any manner limit the liability of the General Partner to the Partnership or any Partner (other than the General Partner) attributable to a breach by the General Partner of any obligations of the General Partner under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

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(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d) Subject to Section 3.06 (Corporate Opportunities) of the Investor and Registration Rights Agreement, and notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Partner (including the General Partner) or to any Related Person of such Partner, and no Partner (or any Related Person of such Partner) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership or the Partners will have any duty to communicate or offer such opportunity to the Partnership or the Partners, or to develop any particular investment, and such Person will not be liable to the Partnership or the Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Partners. Subject to Section 3.06 (Corporate Opportunities) of the Investor and Registration Rights Agreement, notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Partnership nor any Partner has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Partnership, even if competitive with the activities of the Partnership or the Partners, will not be deemed wrongful or improper.

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Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed and authorized Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on the General Partner by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee, Partnership Representative, Designated Individual or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee, or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities, and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful; provided, further, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any proceeding among Partners. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner, or otherwise.

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(c) The Partnership may maintain, or cause to be maintained, directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability, or loss described in Section 7.04(a) whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability, or loss under the provisions of this Section 7.04; provided, however, that the Partnership’s inability to obtain, directly or indirectly, such insurance shall in no way limit or waive its obligations pursuant to this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain, or cause to be purchased and maintained, property and casualty insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Partnership agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Partnership who served as a director of the Partnership or as a Partner of the Partnership by virtue of such Person’s service as a member, director, partner, or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Partnership pursuant to this Section 7.04 which shall be provided out of and to the extent of Partnership assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership and the Partnership (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Limited Partners holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Limited Partners. Any Limited Partner entitled to vote at a meeting of Limited Partners may authorize another person or persons to act for it by proxy. An electronic mail or similar transmission by the Limited Partner, or a photographic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

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(b) The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated representatives to visit and inspect, upon reasonable advance notice and during business hours, (a) the books and records of the Partnership, including its partner ledger and a list of its Partners and (b) the books and records of its Subsidiaries, in each case, only to the extent such visitation and inspection would be permitted under Section 3.05 (Information Rights) of the Investor and Registration Rights Agreement and subject to any restrictions contained therein as though such Partner were deemed to be a part of the “Investor Group” (as defined therein).

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

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Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The General Partner shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership and its Subsidiaries. The General Partner shall use reasonable efforts to cause the Partnership to send to each Person who was a Partner at any time during a Taxable Year, a completed IRS Schedule K-1 by April 15 following the end of such Taxable Year. The General Partner also shall timely provide each Partner all other information reasonably requested by a Partner and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns. In addition, the General Partner shall cause the Partnership to provide each such Person a good faith estimate of the amounts to be included on such IRS Schedule K-1 for the relevant Taxable Year by February 28 following the end of such Taxable Year. Subject to the terms and conditions of this Agreement, the General Partner shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Code Section 754 and shall not thereafter revoke such election at any time. In addition, the Partnership and each eligible Subsidiary shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as its Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Partner (the “Reporting Partner”) and (b) the Partnership to participate in the filing of a Texas margin tax combined group report, the Partners agree that the Partnership shall be responsible for the Partnership’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership (the “Allocable Margin Tax Liability”). The Partnership’s Allocable Margin Tax Liability shall be equal to (i) the Partnership’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Partnership’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate

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company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided, that the Partnership shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Partnership’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

Section 9.04 Tax Controversies.

(a) The General Partner shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Code Section 6223 (the “Partnership Representative”) and the Partnership Representative shall be permitted to name the designated individual as described in Treasury Regulation Section 301.6223-1(b)(3) (the “Designated Individual”). The Partnership Representative and Designated Individual shall have the rights and obligations to take all actions authorized and required, respectively, by the Code and the Treasury Regulations for the Partnership Representative and Designated Individual, and each is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate with the Partnership Representative and Designated Individual and to do or refrain from doing any or all things reasonably requested by the Partnership Representative or Designated Individual with respect to the conduct of such proceedings. The Partnership Representative shall use reasonable efforts to (i) notify each of the other Partners promptly following receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities, and (ii) keep all Partners informed of material developments with respect to any contacts by or discussions with the tax authorities regarding such tax examination.

(b) Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to its share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner with respect to an audited or reviewed taxable year for which such Partner was a partner of the Partnership (for the avoidance of doubt, including any applicable interest and penalties) (“Partnership Level Taxes”); such obligation will survive such Partner’s ceasing to be a partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership. In connection with any audit, examination, or other proceeding, the Partnership Representative shall use reasonable efforts to reduce the amount of any “imputed underpayment” within the meaning of Code Section 6225 (or any similar or analogous provision under state or local tax law) payable by the Partnership by taking into account the tax status of the each Partner (and its direct and indirect owners, to the extent applicable) and to take into account any such reduction pursuant to Code Section 6225(c) (or any similar or analogous provision under state or local tax law) actually obtained by reason of the tax status of such Partner (and its applicable direct and indirect owners) in determining the portion, if any, of the imputed underpayment amount allocable to such Partner.

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ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers by Partners. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the General Partner, which approval, if sought prior to the First Step Down Event (as defined in the Investor and Registration Rights Agreement), shall require the affirmative vote of a majority of the Non-Affiliated Directors. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Limited Partner under applicable state law (or, in the case of a trust that is a Limited Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (a) by a Limited Partner to an Affiliate of such Limited Partner, (b) by any transferee pursuant to clause (a) of this sentence, JSTX or RCR to their respective direct or indirect holders of equity interests, (c) by any transferee pursuant to clause (b) of this sentence to any Affiliate of such transferee or any trust, family partnership, or family limited liability company, the sole beneficiaries, partners, or members of which are such transferee or Relatives of such transferee, (d) pursuant to an Adjustment Surrender in accordance with Section 3.03(c)(ii) or (e) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof; provided, however, that (i) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (ii) in the case of the foregoing clauses (a), (b), and (c), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. All Permitted Transfers shall also be subject to the restrictions on the transfer of rights provided under the Investor and Registration Rights Agreement and the Certificate of Designation. In the case of a Permitted Transfer (other than a Redemption, Direct Exchange or Adjustment Surrender) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.02, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer the Required Preferred Shares and, in the case of a Redemption, Direct Exchange or Adjustment Surrender, the Required Preferred Shares shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. All Units issued to any Person shall bear a legend, or be evidenced by notations in a book entry system including a legend, in substantially the following form:

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“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS A TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PV ENERGY HOLDINGS, L.P., AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, (2) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO, AND (3) THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN VIRGINIA CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY UNITHOLDER MAKING A REQUEST THEREFOR). PV ENERGY HOLDINGS, L.P. RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY PV ENERGY HOLDINGS, L.P. TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership acting in good faith may make any necessary modifications to the legend set forth in this Section 10.03 for such legends to comply with applicable Law and to achieve the purpose and intent of the transfer restrictions such Units are subject to.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

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(b) Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest), including any such limitations and obligations set forth in the Investor and Registration Rights Agreement and the Certificate of Designation.

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest, and (ii) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Limited Partner, shall not be entitled to vote on any matters coming before the Limited Partners and shall not have any other rights in or with respect to any rights of a Limited Partner of the Partnership. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

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(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Section 10.02 and Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Partnership to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the General Partner, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party; provided that the payee or creditor to whom the Partnership or the General Partner owes such obligation is not an Affiliate of the Partnership or the General Partner;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority age under applicable Law (excluding trusts for the benefit of minors); or

(v) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)), or cause the Partnership to be treated as other than a partnership or disregarded entity for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Partnership to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Code Section 7704 and any applicable Treasury Regulations issued thereunder.

ARTICLE XI

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Limited Partner.

(a) Each Limited Partner (other than the Corporation) shall be entitled to cause the Partnership to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”) at any time on or after the date that is 180 days after the Effective Time. A Limited Partner desiring to exercise its Redemption Right (the “Redeemed Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Partner intends to have the Partnership redeem. The Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Redemption Notice, unless the Partnership elects to make the redemption payment by means of a Cash Settlement, in which case the Redemption shall be completed as promptly as practicable following delivery of the applicable Redemption Notice, but in any event, no more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Redemption Date”); provided, that the Partnership, the Corporation and the Redeemed Partner may change the number of Redeemed Units and/or the Redemption Date specified in such

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Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further, that a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (i) the Redeemed Partner shall transfer and surrender the Redeemed Units to the Partnership and the Required Preferred Shares to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Partnership shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Partner the consideration to which the Redeemed Partner is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Partner pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Required Preferred Shares.

(b) In exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive the Share Settlement or, at the Partnership’s election, the Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Redemption Notice, the Partnership shall give written notice (the “Settlement Method Notice”) to the Redeemed Partner (with a copy to the Corporation) of its intended settlement method; provided that if the Partnership does not timely deliver a Settlement Method Notice, the Partnership shall be deemed to have elected the Share Settlement method. The Redeemed Partner may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.01 arising from the retracted Redemption Notice without prejudice to the Redeemed Partner’s right to issue further Redemption Notices in the future.

(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Partnership elects a Share Settlement in connection with a Redemption, a Redeemed Partner shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Common Stock to be registered for such Redeemed Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Partner to have the resale of its Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Partner being prohibited or restricted from selling Common Stock at or immediately following the Redemption without disclosure of

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such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Redeemed Partner at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Investor and Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Partner to consummate the resale of Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Partner seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Partner with a basis for such delay or revocation. If a Redeemed Partner delays the consummation of a Redemption pursuant to this Section 11.01(c), the Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Redeemed Partner may agree in writing).

(d) The amount of the Share Settlement or the Cash Settlement that a Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Common Stock; provided, however, that if a Redeemed Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Partner shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Partner transferred and surrendered the Redeemed Units to the Partnership prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Partner would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Common Stock in such transaction.

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(f) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.02, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g) In connection with a Reclassification Event referred to in clause (b) and (c) of the definition thereof, the Corporation and the General Partner shall have the right to require each Limited Partner (other than the Corporation) to effect a Redemption of some or all of such Limited Partner’s Common Units and the Required Preferred Shares (in each case, free and clear of all liens), with such Redemption to be effective immediately prior to the effectiveness of the Reclassification Event.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Partner’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Partnership the consideration the Redeemed Partner is entitled to receive under Section 11.01(b). Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as applicable) required under this Section 11.02, and (ii) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Common Stock in accordance with Section 6.05.

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Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Reservation of Shares of Common Stock; Listing. At all times the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners and the Redeemed Partner (to the extent of such Redeemed Partner’s remaining interest in the Partnership). No Redemption or Direct Exchange shall relieve such Redeemed Partner of any prior breach of this Agreement.

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Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Partner for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Partner for any stamp or other similar tax in respect of such issuance.

Section 11.07 No Restrictions. Except for the lock-up period described in Section 11.01(a), there are no limitations on the Redemption Right of any Redeemed Partner and this Agreement does not contractually restrict the ability of any Limited Partner or the Affiliates of such Limited Partner to transfer its or their Common Stock.

ARTICLE XII

ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a Substituted Limited Partner on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

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ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the General Partner together with all the Partners to dissolve the Partnership;

(b) a Change of Control Transaction that is not approved by the Majority Partners;

(c) a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership;

(c) the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership; and

(d) all remaining assets of the Partnership shall be distributed to the Partners in accordance with Section 4.01 by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

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Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash, either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

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ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner (with the approval of a majority of the Non-Affiliated Directors) and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

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(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 16.02 Amendments. This Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.02 or to Article XI (whether directly to Article XI or to any other provision of this Agreement that indirectly affects the rights and obligations in Article XI as of the date hereof) may be made without the prior written consent of each of the Partners (and with respect to the written consent of the Corporation in its capacity as a Partner sought prior to the First Step Down Event (as defined in the Investor and Registration Rights Agreement), only to the extent such amendment or modification is approved by a majority of the Non-Affiliated Directors), (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any affiliates controlled by the General Partner); provided, clause (a) above will apply independent of this clause (c), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner; provided, clause (a) above will apply independent of this clause (d), and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect (i) the surrender of Common Units in the event of an Adjustment Surrender and (ii) the issuance of additional Units or Equity Securities in accordance with Section 3.04 or as contemplated by Section 3.03(c)(ii).

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Section 16.03 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.04 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Partnership at the address set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder (a) when delivered personally to the party to be notified, (b) when received by the party to be notified when sent by email, (c) three (3) days after deposit in the U.S. mail to the address required herein and (d) one (1) day after deposit with a reputable overnight courier service. The Partnership’s address is:

to the Partnership:

PV Energy Holdings, L.P.

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Attention:   Russell T. Kelley, Jr.

                   Katie Ryan

Email:        rusty.kelley@pennvirginia.com

                   katie.ryan@pennvirginia.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:   Sean T. Wheeler, P.C.

                   Debbie P. Yee, P.C.

                   Melissa Kalka

Email:        sean.wheeler@kirkland.com

                    debbie.yee@kirkland.com

                   melissa.kalka@kirkland.com

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Section 16.05 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.06 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.07 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.08 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.09 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.12 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

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Section 16.13 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.13.

Section 16.14 Effectiveness. This Agreement shall be effective immediately upon the Closing (the “Effective Time”). The Initial Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time.

Section 16.15 Confidentiality. To the extent any Limited Partner is not a party to the Investor and Registration Rights Agreement or such Investor and Registration Rights Agreement shall no longer be effective, each Partner agrees to execute a confidentiality agreement containing confidentiality provisions that are no more onerous to the recipient of information than those in Section 3.07 (Confidentiality) of the Investor and Registration Rights Agreement, including in connection with, and as a condition to, any Transfer contemplated by this Agreement.

Section 16.16 Corporate Expense Reimbursement.

(a) The Limited Partners acknowledge and agree that (x) all services, work, actions, activities and omissions of the directors, officers, managers, employees, consultants, independent contractors, advisors and other service providers of the Corporation (the “Services Personnel”) and (y) the performance of all obligations pursuant to the terms of any contracts, agreements, leases, subleases, licenses, sublicenses, purchase orders, indentures, notes, bonds, operating agreements, subscriptions, insurance policies, and all other arrangements or undertakings that are binding on the Corporation (collectively, the “Services”), in each case, are for the benefit of the Partnership and its Subsidiaries. In furtherance of the foregoing, the Partnership shall reimburse the Corporation for all costs, expenses, taxes, liabilities, obligations and expenditures incurred by the Corporation in connection with the provision of the Services, including but not limited, to (the “Reimbursable Expenses”):

(i) salaries, wages, fees, commissions, bonuses and other compensation and all employment benefits, perquisites and expenses of the Services Personnel (including any payroll taxes), plus general and administrative expenses to the extent associated with the Services Personnel (including the cost of workers’ compensation coverage, unemployment insurance and any other work-related insurance related coverages with respect to periods in which the Services Personnel are providing the Services); provided, however, that Reimbursable Expenses shall not include any equity-based compensation, which is addressed in Section 3.04(a) and Section 3.10;

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(ii) any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the assets or the business of the Corporation and its Subsidiaries, including the Partnership;

(iii) any taxes directly relating to the performance of the Services or receipt of payments under this Agreement and other direct operating expenses paid by the Corporation for the benefit of the Partnership and its Subsidiaries; and

(iv) any interest, penalties, and other payments required in the performance of the Services.

(b) Reimbursable Expenses shall be for actual costs incurred by the Corporation and shall be charged to the Partnership “at cost” without mark-up or premium. The Partnership shall pay or cause to be paid, on behalf of the Corporation, all Reimbursable Expenses. The Partnership shall also promptly reimburse the Corporation for any Reimbursable Expenses paid by the Corporation. For the avoidance of doubt, any Reimbursable Expenses, paid by, caused to be paid by or reimbursed by the Partnership on behalf of or to the Corporation shall not be a Distribution under this Agreement. Payments of Reimbursable Expenses shall be made by wire transfer of immediately available funds.

(c) The Partnership shall, in its sole discretion, have the authority to make all employment-related decisions with respect to the Service Personnel in connection with their provision of Services hereunder (the “Partnership Directives”), including (i) directing the general scope, manner and method of activities that the Service Providers will perform on behalf of the Partnership and its Subsidiaries, (ii) directing and managing the Service Personnel in connection with such Services, (iii) setting policies and procedures and codes of conduct applicable with respect to the Service Personnel in connection with the provision of the Services, to the extent such policies and procedures are not already maintained by the Corporation, and (iv) requesting that the Corporation terminate any particular Service Personnel’s Services hereunder (in which case the Corporation shall terminate the employment or service of such Service Personnel within five Business Days following receipt of such request (and, for the avoidance of doubt, the Partnership shall reimburse the Corporation as a Reimbursable Expense for any and all termination or severance obligations and any other costs or liabilities (other than equity-based compensation) incurred by the Corporation or related to such Service Personnel’s termination)).

(d) To the maximum extent permitted by applicable Law, in no event shall the Corporation have any liability or obligation under any provision of this Agreement, including any liability or obligation for consequential or other indirect damages, including for any loss of profits, revenue, business reputation or opportunity, any diminution of value, or any damages (each of which is hereby disclaimed), arising from or related to the Service Personnel, Partnership Directives, the Services provided hereunder or otherwise under this Agreement, and the Partnership shall indemnify, defend and hold harmless the Corporation from any and all liabilities and obligations that arise from or are related to the Service Personnel, Partnership Directives, the Services or to any actions or omissions of the Partnership in connection with the Services provided hereunder (including any action or omission by the Corporation at the direction of the Partnership in accordance with this Agreement). The Corporation does not guarantee or warrant the Services to be provided hereunder, the Services shall be provided on an “as is” and “with all faults” basis and there are no, and the Partnership is not relying on any, express or implied warranties or guarantees of any kind, including any warranty of merchantability, non-infringement or fitness for a particular purpose, and all such warranties not expressly set forth herein are expressly disclaimed.

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Section 16.17 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Investor and Registration Rights Agreement, the Asset Contribution Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Initial Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.19 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

PV ENERGY HOLDINGS GP LLC

By:
Name: Darrin J. Henke
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Agreement of Limited Partnership]

LIMITED PARTNERS:

Penn Virginia Corporation

By:
Name: [●]
Title: [●]

JSTX Holdings, LLC

By:
Name: Edward Geiser
Title: Authorized Signatory

Rocky Creek Resources, LLC

By:
Name: Edward Geiser
Title: Authorized Signatory

[Signature Page to Amended and Restated Agreement of Limited Partnership]

SCHEDULE 1*

SCHEDULE OF LIMITED PARTNERS

Partner	Common Units	Percentage Interest	Additional Cash Capital Contributions	Additional Non- Cash Capital Contributions
Penn Virginia Corporation	[●]	[●]	—	—
JSTX Holdings, LLC	17,142,857	[●]	—	—
Rocky Creek Resources, LLC	[●]	[●]	—	—
Total:	[●]	100.0000%	—	—

*

This Schedule of Limited Partners shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

**	Subject to additional issuances of Common Units in accordance with Section 3.03(c)(ii).

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Amended and Restated Agreement of Limited Partnership of PV Energy Holdings, L.P. (the “Partnership”), dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

1.

Joinder to the Partnership Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the General Partner, the undersigned hereby is and hereafter will be a Limited Partner under the Partnership Agreement and a party thereto, with all the rights, privileges and responsibilities of a Limited Partner thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Partnership Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Partnership Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Partnership Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTNER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

PV ENERGY HOLDINGS GP LLC

By:
Name:
Title:

Exhibit D

Form of Certificate of Designation

[See Attached.]

EXHIBIT D

Exhibit D

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK OF

PENN VIRGINIA CORPORATION

Penn Virginia Corporation, a corporation organized and existing under the laws of Virginia (the “Corporation”), hereby certifies that, pursuant to the provisions of Title 13.1, Chapter 9 of the Code of Virginia, on November 2, 2020, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Articles of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Articles of Incorporation”) (which authorizes 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Second Amended and Restated Articles of Incorporation and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Second Amended and Restated Articles of Incorporation, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 300,000 shares of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

SECTION 2. Permitted Owners. Shares of the Series A Preferred Stock may be issued only to, and registered in the name of, JSTX Holdings, LLC and Rocky Creek Resources, LLC (collectively, the “Investors”), their respective successors and permitted assigns in accordance with Section 6 (including all subsequent successors and permitted assigns) (the Investors together with such persons, collectively, the “Permitted Series A Owners”).

SECTION 3. Voting.

(a) Each one one-hundredth (1/100th) of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the date of this Certificate of Designation.

(b) Except as otherwise provided herein or in any other Certificate of Designation creating a class or series of preferred stock or any similar stock, or by applicable law, the holders of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Corporation entitled to vote generally together with the Common Stock shall vote together as one class on all matters submitted to a vote of the holders of such Common Stock.

(c) Except as otherwise required by law, the Second Amended and Restated Articles of Incorporation or this Certificate of Designation, for so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Second Amended and Restated Articles of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Series A Preferred Stock. Any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Virginia, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series A Preferred Stock shall, to the extent required by law, be given to those holders of Series A Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

(d) The holders of Series A Preferred Stock shall not have any voting rights except as set forth herein, in the Second Amended and Restated Articles of Incorporation, in the Investor and Registration Rights Agreement, dated as of [●], by and among the Corporation and the other parties thereto (the “IRRA”), or as provided by applicable law.

SECTION 4. Board Representation.

(a) Effective as of the date of this Certificate of Designation, the Board shall increase the size of the Board by five directors (to nine total directors) and, immediately thereafter, the Board shall cause five of such newly created directorships to be filled with five individuals designated by the Permitted Series A Owners (in such capacity, each an “Investor Director” and together with any other person designated to replace any such person in accordance with the terms of this Section 4, and including both Investor Affiliated Directors and Investor Non-Affiliated Directors, the “Investor Directors”), all of whom may be Investor Affiliated Directors, by written consent or other written instrument delivered to the Corporation.

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(b) In addition to the vote in Section 3(a), from and after the date of this Certificate of Designation, for so long as the Permitted Series A Owners have the right to redeem or exchange Common Units (as defined below) for Common Stock pursuant to the Limited Partnership Agreement (as defined below) in such percentages relative to the number of shares of Common Stock then outstanding as set forth below, the holders of a majority of the total number of outstanding shares of Series A Preferred Stock (the “Permitted Series A Owner Majority”) shall have the exclusive right, voting separately as a class and to the exclusion of the Common Stock and any other class or series of capital stock of the Corporation, to designate to the Board the following number of Investor Directors:

(i) up to five Investor Directors, all of whom may be Investor Affiliated Directors, until such time as (A) the number of shares of Common Stock then issuable to the Permitted Series A Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, plus (B) the aggregate number of shares of Common Stock then held by the Permitted Series A Owners (such sum, the “Total Series A Ownership”) continuously held is less than or equal to 50% of (1) the number of shares of Common Stock then issuable to the Permitted Series A Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement plus (2) the number of shares of Common Stock then outstanding (such sum, the “Total Shares”) (the “First Step Down Event”);

(ii) up to four Investor Directors, each of whom may be Investor Affiliated Directors, until such time as the Total Series A Ownership continuously held is less than 40% of the Total Shares (the “Second Step Down Event”);

(iii) up to three Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 30% of the Total Shares (the “Third Step Down Event”);

(iv) up to two Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 20% of the Total Shares (the “Fourth Step Down Event”); and

(v) one Investor Director, who may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 10% of the Total Shares (the “Fifth Step Down Event,” and together with the First Step Down Event, the Second Step Down Event, the Third Step Down Event and the Fourth Step Down Event, each a “Step Down Event”).

(c) The Corporation shall take all actions within its power to cause all Investor Directors designated pursuant to this Section 4 to be included in the slate of nominees recommended by the Board for election as directors at each annual or special meeting called for the purpose of electing directors (and/or in connection with any election by written consent). Notwithstanding anything to the contrary herein, the Investor Directors designated pursuant to this Section 4 shall be elected by the Permitted Series A Owner Majority, voting separately as a class and to the exclusion of the Common Stock and any other class or series of capital stock of the Corporation, and may be elected, at the option of the Permitted Series A Owner Majority, either (i) by written consent of the Permitted Series A Owner Majority or (ii) at annual or special meetings called for the purpose of electing directors.

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(d) From and after the date of this Certificate of Designation, for so long as the Permitted Series A Owners have the right to designate directors pursuant to Section 4(b), the size of the Board shall not be decreased in a manner that would limit such designation rights.

(e) Each Investor Director designated pursuant to this Section 4 shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal. Any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Permitted Series A Owner Majority, and may be filled with immediate effect by written consent of the Permitted Series A Owner Majority, subject to the fulfillment of the requirements set forth in Section 4(g). Subject to Section 4(h), each Investor Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Permitted Series A Owner Majority.

(f) At all times while an Investor Director is serving as a member of the Board, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board.

(g) Each Investor Director shall satisfy the requirements set forth in Sections 3.02(c) and 3.02(d) of the IRRA.

(h) Upon the occurrence of any Step Down Event, such Investor Directors then serving on the Board in excess of the entitled number pursuant to Section 4(b) (as selected by the Permitted Series A Owner Majority) shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) resign from the Board and the number of directors comprising the Board shall automatically be reduced consistent with Section 3.01(d) of the IRRA, and the corresponding right to designate directors pursuant to the applicable subsection of Section 4(b) shall automatically terminate, such that:

(i) upon the occurrence of the First Step Down Event (but prior to the Second Step Down Event), if there are five Investor Affiliated Directors then serving on the Board, one Investor Affiliated Director shall promptly resign, and such vacancy shall be filled by the Board based on the recommendation of the Nominating and Governance Committee, but in any event such replacement director shall be a Non-Affiliated Director, and the right to designate directors pursuant to Section 4(b)(i) shall automatically terminate;

(ii) upon the occurrence of the Second Step Down Event (but prior to the Third Step Down Event), (x) if there are four Investor Directors then serving on the Board, one Investor Director shall promptly resign and (y) any director elected to fill a vacancy pursuant to Section 4(h)(i), shall promptly resign, and the size of the Board shall automatically be reduced by two directors (to seven total directors) and the right to designate directors pursuant to Section 4(b)(ii) shall automatically terminate;

(iii) upon the occurrence of the Third Step Down Event (but prior to the Fourth Step Down Event), if there are three Investor Directors then serving on the Board, one Investor Director shall promptly resign, the size of the Board shall automatically be reduced by one director (to six total directors) and the right to designate directors pursuant to Section 4(b)(iii) shall automatically terminate;

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(iv) upon the occurrence of the Fourth Step Down Event (but prior to the Fifth Step Down Event), if there are two Investor Directors then serving on the Board, one Investor Director shall promptly resign, the size of the Board shall automatically be reduced by one director (to five total directors) and the right to designate directors pursuant to Section 4(b)(iv) shall automatically terminate; and

(v) upon the occurrence of the Fifth Step Down Event, if there is an Investor Director then serving on the Board, that remaining Investor Director shall promptly resign from the Board, unless the Non-Affiliated Directors, by a majority vote, determine otherwise, and the right to designate directors pursuant to Section 4(b) shall automatically terminate.

(i) If, following the redemption or exchange of Common Units for Common Stock pursuant to the Limited Partnership Agreement, or after termination of this Certificate of Designation or such time as no shares of Series A Preferred Stock remain outstanding, the Permitted Series A Owners would continue to satisfy the ownership percentages set forth in Section 4(b) as a result of their continuous ownership of Common Stock relative to the Total Shares, the Permitted Series A Owners may request the Corporation to enter into such agreements reflecting the rights set forth in this Section 4, which the Corporation and the Permitted Series A Owners shall enter into as promptly as practicable after such request (but in any event, no later than 30 days after such request).

SECTION 5. Dividends; Non-Economic Interest. Notwithstanding anything to the contrary in the Second Amended and Restated Articles of Incorporation and this Certificate of Designation, (i) dividends shall not be declared or paid on the Series A Preferred Stock and (ii) the Series A Preferred Stock shall otherwise be non-economic interests in the Corporation in all respects.

SECTION 6. Transfer of Series A Preferred Stock.

(a) Subject to Section 7(c), a holder of Series A Preferred Stock may surrender shares of Series A Preferred Stock (or fractions thereof) to the Corporation for no consideration at any time. Following the surrender of any shares of Series A Preferred Stock (or fractions thereof) to the Corporation, the Corporation will take all actions necessary to retire such shares (or fractions) and such shares (or fractions) shall not be re-issued by the Corporation.

(b) A holder of Series A Preferred Stock may transfer shares of Series A Preferred Stock (or fractions thereof) to any transferee (other than the Corporation) only if, and only to the extent, (i) such transfer would be permitted by the Limited Partnership Agreement (as defined below) and (ii) such holder also simultaneously transfers one Common Unit for each one one-hundredth (1/100th) of a share of Series A Preferred Stock transferred to such transferee in compliance with the Amended and Restated Agreement of Limited Partnership of PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated [●], as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Limited Partnership Agreement”). The transfer restrictions described in this Section 6(b) are referred to as the “Restrictions.”

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(c) Any purported transfer of shares of Series A Preferred Stock (or fractions thereof) in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Series A Preferred Stock (or fractions thereof) in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Series A Preferred Stock (or fractions thereof) (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(d) The Board may, with the approval of a majority of the Non-Affiliated Directors if such approval is sought before the First Step Down Event, and to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6 for determining whether any transfer or acquisition of shares of Series A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Series A Preferred Stock.

SECTION 7. Conversion; Redemption; Cancellation of Series A Preferred Stock.

(a) The Series A Preferred Stock is not convertible into any other security of the Corporation.

(b) To the extent that any Permitted Series A Owner exercises its right pursuant to the Limited Partnership Agreement to have its Common Units redeemed by the Partnership in accordance with the Limited Partnership Agreement, then simultaneously with the payment of the consideration due under the Limited Partnership Agreement to such Permitted Series A Owner, the Corporation shall cancel for no consideration a number of shares of Series A Preferred Stock (or fractions thereof) registered in the name of the redeeming or exchanging Permitted Series A Owner equal to one one-hundredth (1/100th) of the number of Common Units held by such Permitted Series A Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, such number of shares of Common Stock that shall be issuable upon any such redemption or exchange pursuant to the Limited Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Limited Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the Limited Partnership Agreement. All shares of Common Stock that shall be issued upon any such redemption or exchange will, upon issuance in accordance with the Limited Partnership Agreement, be validly issued, fully paid and nonassessable.

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(c) In the event of an Adjustment Surrender (as defined in the Limited Partnership Agreement), the Corporation shall cancel in exchange for the aggregate par value thereof a number of shares of Series A Preferred Stock (or fractions thereof) registered in the name of the applicable Permitted Series A Owner equal to one one-hundredth (1/100th) of the number of Common Units surrendered to the Partnership by such Permitted Series A Owner pursuant to Section 3.03(c)(i) of the Limited Partnership Agreement.

(d) In the event that no Permitted Series A Owner owns any Common Units that are redeemable or exchangeable pursuant to the Limited Partnership Agreement, then all shares of Series A Preferred Stock (and fractions thereof) will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares (and fractions thereof) and such shares (and fractions thereof) shall not be re-issued by the Corporation.

SECTION 8. Restrictive Legend. Unless otherwise determined by the Board, shares of the Series A Preferred Stock shall be issued in book-entry form and shall not be certificated. All book entries representing shares of Series A Preferred Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN VIRGINIA CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR), (2) THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PV ENERGY HOLDINGS, L.P., DATED AS OF [●], AND (3) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [●], BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO.

SECTION 9. Fractional Shares. The Series A Preferred Stock may be issued in fractions of one one-hundredth (1/100th) of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of Series A Preferred Stock, including those set forth in Section 11.

SECTION 10. Cancellation. At any time when there are no longer any shares of Series A Preferred Stock outstanding, this Certificate of Designation automatically will be deemed null and void.

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SECTION 11. Liquidation, Dissolution or Winding Up of the Corporation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock of the Corporation and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Series A Preferred Stock. To the extent a holder owns a fraction of a Series A Preferred Stock, such holder’s number of Series A Preferred Stock (and all fractions thereof) will be rounded up to the next whole number of Series A Preferred Stock solely for purposes of this Section 11.

(b) For purposes of this Section 11, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

SECTION 12. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Second Amended and Restated Articles of Incorporation, in the IRRA or as provided by applicable law.

SECTION 13. Definitions. As used in this Certificate of Designation, the terms set forth below shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or a authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Certificate of Designation, no member of the Investor Group shall be an Affiliate of the Corporation or any of its subsidiaries, and neither the Corporation nor any of its subsidiaries shall be an Affiliate of any member of the Investor Group.

“Investor Affiliated Director” means a director designated by the Permitted Series A Owners who is an Affiliate, or is employed by or otherwise serves as an officer or director (or equivalent position), of any member of the Investor Group.

“Investor Group” means Juniper Capital Advisors, L.P., a Delaware limited partnership, Juniper Capital Investment Management, L.P., a Delaware limited partnership, the Permitted Series A Owners and each of their respective controlled Affiliates.

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“Investor Non-Affiliated Director” means a director designated by the Permitted Series A Owners who is not an Affiliate of, or employed by, any member of the Investor Group.

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the Nasdaq Global Select Market or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not (i) an Investor Director or (ii) otherwise an Affiliate of the Investor Group, or employed by or otherwise serves as an officer or director of a member of the Investor Group.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned duly authorized officer this [●] day of [●].

PENN VIRGINIA CORPORATION

By:
Name:
Title:

[Signature Page to Series A Preferred Stock Certificate of Designation]